UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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General Moly, Inc.
(Name of Registrant as Specified In Its Charter)

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General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, Colorado  80401

April 29, 2011

Dear Stockholder:

You are invited to attend General Moly’s annual stockholders’ meeting.  The meeting will be held on June 16, 2011, at 9:00 a.m., local Colorado time, at the Marriott Denver West, 1717 Denver West Boulevard, Golden, Colorado  80401.

At the meeting, stockholders will vote on a number of important matters.  Please take the time to carefully read each of the proposals described in the attached proxy statement.

Your vote is important.  Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting.  Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed postage paid return envelope so that your shares will be represented at the meeting.

Please note that due to changes in the NYSE rules, brokers are no longer permitted to vote your shares on proposals for the election of directors or on any other non-routine matters if you have not given your broker specific instructions on how to vote your shares.  PLEASE BE SURE TO GIVE SPECIFIC VOTING INSTRUCTIONS TO YOUR BROKER SO THAT YOUR VOTES CAN BE COUNTED.

We look forward to seeing those of you who will be able to attend the meeting.

Sincerely,

Bruce D. Hansen
Chief Executive Officer

General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, Colorado  80401

Notice of Annual Meeting of Stockholders

To be Held on June 16, 2011

April 29, 2011

Dear Stockholder:

We are pleased to invite you to attend General Moly, Inc.’s (the “Company”) Annual Meeting of Stockholders (the “Annual Meeting”), which will be held at 9:00 a.m., local Colorado time, on June 16, 2011, at the Marriott Denver West, 1717 Denver West Boulevard, Golden, Colorado  80401.  The meeting will be held to:

•                  elect four Class I members to the Board of Directors to serve until the 2014 Annual Meeting of Stockholders;

•                  hold an advisory vote on executive compensation;

•                  hold an advisory vote on the frequency of the executive compensation vote;

•                  ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011; and

•                  act on such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record on the books of the Company at the close of business on April 28, 2011, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.  A complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders during normal business hours at our corporate headquarters at 1726 Cole Boulevard, Suite 115, Lakewood, Colorado  80401 during the 10 days before our annual meeting and at the annual meeting.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings.  Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  If you choose to attend the Annual Meeting, you may still vote your shares in person even though you have previously returned your proxy.  If your shares are held in a bank or brokerage account, please refer to the materials provided by your bank or broker for voting instructions.  The proxy is revocable at any time prior to its use.

Sincerely,

Michael K. Branstetter
Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 16, 2011

The Company’s proxy statement, form of proxy card and 2010 annual report to stockholders are available at:  www.generalmoly.com.

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General Moly, Inc.

1726 Cole Blvd., Suite 115

Lakewood, Colorado  80401

PROXY STATEMENT
Relating to
Annual Meeting of Stockholders
To be held on June 16, 2011

We are sending this proxy statement to the holders of our common stock, $0.001 par value, in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be voted at the General Moly, Inc. (the “Company,” “we,” or “us,” or “our”) Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 16, 2011 at 9:00 a.m., local Colorado time, at the Marriott Denver West, 1717 Denver West Boulevard, Golden, Colorado  80401, and any postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  This proxy statement and the accompanying proxy card are first being mailed to our stockholders on or about May 12, 2011.

A proxy card is enclosed for your use.  The Board requests that you sign, date, and return it in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Annual Meeting and to vote in person.

PURPOSE OF THE ANNUAL MEETING

At the Annual Meeting, stockholders entitled to vote will be asked to consider and take action on the following matters:

•                  election of four Class I members to our Board to serve until the 2014 Annual Meeting of Stockholders and until their respective successors are elected and qualified or until their earlier death, resignation, or removal in accordance with our Certificate of Incorporation, Amended and Restated Bylaws, and Corporate Governance Guidelines;

•                  an advisory vote on executive compensation;

•                  an advisory vote on the frequency of the executive compensation vote;

•                  ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011; and

•                  action on such other matters as may properly come before the meeting or any adjournment thereof.

As your vote is important, we are requesting that you complete and sign the enclosed proxy card and mail it promptly in the enclosed postage paid return envelope, which does not require postage if mailed in the United States.  Shares cannot be voted at the meeting unless the owner is present to vote or is represented by proxy.

Shares Outstanding and Voting Rights

Record Date; Quorum.  Our Board has fixed the close of business on April 28, 2011, as the record date for the purpose of determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting.  At the close of business on that date, we had 90,739,304 issued and outstanding shares of common stock.   A majority of votes that could be cast by holders of all outstanding shares of stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.  Proxies that are submitted but are not voted for or against (whether by abstentions, broker non-votes, or otherwise) will be treated as present for all matters considered at the meeting, and will be counted for determining whether we have a quorum.

Solicitation of Proxies.  The accompanying proxy is solicited on behalf of our Board and the entire cost of solicitation will be borne by us.  Following the original mailing of the proxies and soliciting materials, our directors, officers and employees may solicit proxies by mail, telephone, facsimile or other electronic means of communication, or personal interviews.  We may utilize the services of a proxy solicitation firm.  We will request brokers, custodians, nominees, and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company and to request authority for the exercise of proxies.  In such cases, the Company will reimburse such holders for their reasonable expenses.

Revocation of Proxy.  Any proxy delivered in the accompanying form may be revoked by the person executing the proxy by either (1) providing our Corporate Secretary a later-dated proxy prior to the Annual Meeting or presenting a later-dated proxy at the Annual Meeting, (2) providing our Corporate Secretary a written revocation prior to the Annual Meeting, or (3) attending the Annual Meeting and voting in person.

How Proxies will be Voted.  Assuming a quorum is present, proxies received by our Board in the accompanying form will be voted at the Annual Meeting as specified by the person giving the proxy.  All shares represented by a valid proxy will be voted at the discretion of the proxy holders on any other matters that may properly come before the meeting.  The Board, however, does not know of any matters to be considered at the meeting other than those specified in the Notice of Annual Meeting.

Required Votes.  With respect to the election of directors, the four candidates receiving the highest number of votes will be elected.  Our stockholders may vote for or against each of the nominees, or may abstain.  If the number of shares voted “for” a nominee does not exceed the number of shares voted “against” the nominee, under our Corporate Governance Guidelines adopted by the Board, he or she must submit his or her resignation from the Board.  See Proposal 1 for further discussion of the majority voting provisions of the Corporate Governance Guidelines.  The affirmative vote of the holders of a majority of the shares entitled to vote that are present in person or represented by proxy is required to approve, by non-binding vote, executive compensation (Proposal 2) and to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 4).  The frequency of the executive compensation vote (Proposal 3) receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders.

Effect of Abstentions and Broker Non-Votes.  Abstentions will have no effect on the election of directors or the advisory vote on the frequency of the executive compensation vote.  Abstentions may be specified and will be counted as present for the purposes of Proposals 2 and 4.  For purposes of determining whether Proposals 2 and 4 have received the requisite vote, an abstention by a stockholder will have the same effect as a vote against the proposal.

Brokers and other intermediaries, holding shares in street name for their customers, are generally required to vote the shares in the manner directed by their customers.  If their customers do not give any direction, brokers may vote the shares if (1) the broker holds the shares in a fiduciary capacity, or (2) the broker is acting pursuant to the rules of any national securities exchange of which it is a member.  On certain routine matters, brokers may, at their discretion, vote shares on behalf of their customers.  The election of directors is no longer considered a routine matter for which brokers are permitted to vote shares without customer direction.  Therefore, brokers are not permitted to vote shares for the election of directors without customer direction.  Therefore, we urge you to give voting instructions to your broker on all four proposals.  Shares that are not voted by a broker given the absence of customer direction are called “broker non-votes.”  Broker non-votes will have no direct effect on the outcome of a vote on any proposal.

Voting Power.  Holders of our common stock are entitled to one vote for each share held.  There is no cumulative voting for directors.

VOTING SECURITIES AND PRINCIPAL HOLDERS

The following table sets forth information as of April 15, 2011, regarding the ownership of our common stock by:

•                  each person who is known by us to own more than 5% of our shares of common stock;

•                  each of our named executive officers and directors; and

•                  all of our current executive officers and directors as a group.

For the purposes of the information provided below, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”), and for each person includes shares of our common stock that person has the right to acquire within 60 days following April 15, 2011, upon exercise of options or warrants.  Except as indicated in the footnotes to these tables, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

We have no knowledge of any arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in our control.  We are not, to the best of our knowledge, directly or indirectly owned or controlled by another corporation or foreign government.

BENEFICIAL OWNERSHIP

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)

Stockholders Holding 5% or More:
Hanlong (USA) Mining Investment, Inc.
Hanlong Resources Ltd
Sichuan Hanlong Group Co., Ltd
Geng Liu
YiFan Liu
XiaoPing Liu
Hui (Steven) Xiao
Xue Yang(3)	11,843,341	13.1%
CCM Master Qualified Fund, Ltd.
CCM Special Holdings Fund, LP
Coghill Capital Management, LLC
Clint D. Coghill (4)	9,225,360	10.2%
APERAM
AMO Holding 7 S.A. (5)	8,256,699	9.1%
BlackRock Institutional Trust Company, N.A.
BlackRock Fund Advisors
Barclays Capital Inc. (6)	3,754,560	4.1%

Executive Officers:
Bruce D. Hansen (7)	1,583,333	1.7%
David A. Chaput (8)	360,833	*	%
Robert I. Pennington (9)	526,333	*	%
Lee M. Shumway (10)	194,912	*	%
R. Scott Roswell	3,300	*	%

Directors (not including Chief Executive Officer):
Ricardo M. Campoy (11)	258,553	*	%

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Patrick M. James (12)	36,250	*	%
Mark A. Lettes (13)	140,100	*	%
Gary A. Loving	78,648	*	%
Richard F. Nanna	388,003	*	%
Gregory P. Raih (14)	75,000	*	%
R. David Russell (15)	1,285,070	1.4%
Andrew G. Sharkey, III (16)	63,562	*	%
Hui (Steven) Xiao (3)	11,843,341	13.1%

Directors and executive officers as a group (14 persons) (17)	16,837,238	18.2%

* Less than 1%.

(1)                      The address for each of our directors and officers, other than Mr. Xiao, is 1726 Cole Blvd., Suite 115, Lakewood, Colorado  80401.  The address for Mr. Xiao is Suite 2903, 9 Castlereagh Street, Sydney NSW 2000, Australia.

(2)                      Based on 90,690,011 shares of our common stock outstanding as of April 15, 2011.  In accordance with SEC rules, percent of class as of April 15, 2011, is calculated for each person and group by dividing the number of shares beneficially owned by such person or group by the sum of the total number of our stock outstanding, plus the number of shares exercisable by that person or group within 60 days of the record date.

(3)                      Based on a Schedule 13D jointly filed with the SEC on December 29, 2010, by Hanlong (USA) Mining Investments, Inc. (“Hanlong USA”) and Hui (Steven) Xiao.  Hanlong USA and Mr. Xiao share the power to vote, direct the vote, dispose and direct the disposition of all shares shown as beneficially owned by them.  All of the voting and investment power with respect to shares held in the name of Hanlong USA have been delegated to Mr. Xiao.  The address for both Hanlong USA and Mr. Xiao is Suite 2903, 9 Castlereagh Street, Sydney NSW 2000, Australia.

Based on a Form 3/A jointly filed with the SEC on March 3, 2011, by Hanlong USA, Hanlong Resources Ltd (“Hanlong Resources”), Sichuan Hanlong Group Co., Ltd (“Sichuan Hanlong”), Geng Liu, YiFan Liu, XiaoPing Liu, and Xue Yang, the shares that are directly owned by Hanlong USA are also indirectly beneficially owned by each of Hanlong Resources, Sichuan Hanlong, Geng Liu, YiFan Lui, XiaoPing Liu, and Xue Yang.  The Form 3/A does not indicate whether any of such persons exercises any power to vote, direct the vote, dispose or direct the disposition of the shares shown as indirectly beneficially owned by them.  The addresses for each such person (other than Hanlong USA which is above) are: (a) in the case of Hanlong Resources, Suite 2903, 9 Castlereagh Street, Sydney C3 2000, Australia; (b) in the case of Sichuan Hanlong, 20F, Hongda Building, No. 2 East Jin Li Road, Chengdu, Sichuan, F4  610041, China; (c) in the case of Geng Liu, No. 32 Unit 3, Building 2, Shunsha St. No. 8, Jinniu District, Chengdu, Sichuan, F4  610000, China; (d) in the case of YiFan Liu, 20F, Hongda Building, No. 2 East Jin Li Road, Chengdu, Sichuan, F4  610041, China; (e) in the case of XiaoPing Liu, 5-1 Unit 2, Zhongnanzheng St. No. 6, Wuhon District, Chengdu, Sichuan, F4  610000, China; and (f) in the case of Xue Yang, Suites 2-2, No. 3 Danyuan, No. 6 Zhongnanzheng St., Wuhon District, Chengdu, Sichuan, F4  610000, China.

(4)                      Based on a Schedule 13D/A jointly filed with the SEC on January 4, 2011, by Coghill Capital Management, LLC (“Coghill Capital”), CCM Master Qualified Fund, Ltd. (“Coghill Master Qualified Fund”), CCM Special Holdings Fund, LP (“Coghill Special Holdings Fund”) and Clint D. Coghill and a Form 4 filed by Coghill Capital and Mr. Coghill on January 3, 2011: (a) Coghill Capital, the investment manager of Coghill Master Qualified Fund and Coghill Special Holdings Fund, may be deemed to beneficially own 9,225,360 of such shares and has shared voting and dispositive power for all such shares; (b) Coghill Master Qualified Fund beneficially owns 4,519,740 of such shares and has shared voting and dispositive power for all such shares; (c) Coghill Special Holdings Fund beneficially owns 4,705,620 of such shares and has shared voting and dispositive power for all such shares; (d) Mr. Coghill, the President and majority owner of Coghill

Capital, may be deemed to beneficially own 9,225,360 of such shares and has shared voting and dispositive power for all such shares.  Each of Coghill Capital and Mr. Coghill disclaim beneficial ownership of the securities except to the extent of their pecuniary interest therein.  Beneficial ownership information includes 500,000 shares of common stock that each of Coghill Master Qualified Fund and Coghill Special Holdings Fund have the right to acquire within 60 days of the record date upon the exercise of outstanding non-voting warrants.  The address for each of Coghill Capital, Coghill Master Qualified Fund, Coghill Special Holdings Fund and Mr. Coghill is 1 N. Wacker Dr., Ste. 4350, Chicago, Illinois  60606.

(5)                      Based on a Schedule 13G filed with the SEC on January 28, 2011, by APERAM and AMO Holding 7 S.A. and a Form 3 filed with the SEC on January 28, 2011, by APERAM.  According to such Form 3, on January 25, 2011, the Board of Directors of ArcelorMittal S.A. (“ArcelorMittal”) and APERAM each approved the transfer of the assets comprising ArcelorMittal’s stainless and specialty steels business from its carbon steel and mining business to APERAM, a separate entity incorporated in the Grand Duchy of Luxembourg.  Following such transfer, AMO Holding 7 S.A. became a wholly owned subsidiary of APERAM.  APERAM and AMO Holding 7 S.A. share voting and disposition power for all shares shown as beneficially owned by them.  The addresses for APERAM and AMO Holding 7 S.A., respectively, are 12C, rue Guillaume Kroll L-1882 Luxembourg, Grand Duchy of Luxembourg and 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg.

(6)                     Based on (a) a Schedule 13F filed by BlackRock Institutional Trust Company, N.A. (which prior to a name change which was effective on December 1, 2009, reported for 13F purposes as Barclays Global Investors N.A.) with the SEC on February 12, 2010, which disclosed sole voting and disposition power for 1,791,547 shares of our common stock , (b) a Schedule 13F filed by BlackRock Fund Advisors (which prior to a name change which was effective on December 1, 2009, reported for 13F purposes as Barclays Global Fund Advisors) with the SEC on February 12, 2010, which disclosed sole voting and disposition power for 1,467,740 shares of our common stock, and (c) a Schedule 13F-HR filed by Barclays PLC with the SEC on February 17, 2010, which disclosed sole voting and disposition power for 495,273 shares of our common stock by Barclays Capital Inc.  The address for BlackRock Institutional Trust Company, N.A. and BlackRock Fund Advisors is 400 Howard Street, San Francisco, CA  94105 and the address for Barclays Capital Inc. is 1 Churchill Place, London, England  E14 5HP.

(7)                      Includes 750,000 shares issuable upon the exercise of vested options and options exercisable within 60 days and 133,333 stock appreciation rights that are vested or scheduled to vest within 60 days, which are payable in shares of common stock.  See the “Outstanding Equity Awards at December 31, 2010” table for additional information.

(8)                      Includes 250,000 shares issuable upon the exercise of vested options and options exercisable within 60 days and 53,333 stock appreciation rights that are vested or scheduled to vest within 60 days, which are payable in shares of common stock, and 55,500 shares held in Mr. Chaput’s individual retirement account.  See the “Outstanding Equity Awards at December 31, 2010” table for additional information.

(9)                      Includes 150,000 shares issuable upon the exercise of vested options and options exercisable within 60 days, 145,000 shares of restricted stock, 53,333 stock appreciation rights that are vested or scheduled to vest within 60 days, which are payable in shares of common stock, and 158,000 shares held by Robert Pennington Dolores R. Pennington P/ADM Mineral Development LLC Dated 10/15/2007, of which Mr. Pennington is the sole member.  See the “Outstanding Equity Awards at December 31, 2010” table for additional information.

(10)                Includes 100,000 shares issuable upon the exercise of vested options and options exercisable within 60 days and 6,513 stock appreciation rights that are vested or scheduled to vest within 60 days, which are payable in shares of common stock.  See the “Outstanding Equity Awards at December 31, 2010” table for additional information.

(11)                Includes 150,000 shares issuable upon the exercise of vested options and options exercisable within 60 days.

(12)                All of such shares are held in the name of a trust for which Mr. James and his wife are trustees.

(13)                Includes 100,000 shares issuable upon the exercise of vested options and options exercisable within 60 days.

(14)                Includes 35,000 shares held in Mr. Raih’s individual retirement account.

(15)                Includes 20,000 shares issuable upon the exercise of vested options and options exercisable within 60 days.

(16)                All of such shares are held in the name of a trust for which Mr. Sharkey is trustee.

(17)                Includes 1,520,000 shares issuable upon the exercise of vested options and options exercisable within 60 days and 145,000 shares of restricted stock, and 246,512 stock appreciation rights that are vested or scheduled to vest within 60 days, which are payable in shares of common stock.

PROPOSAL 1 - ELECTION OF DIRECTORS

Our Board currently consists of 10 members.  Pursuant to our bylaws, the members of our Board have been divided into three classes.  The term of office for the Class I members of our Board, consisting of four members, expires at our 2011 Annual Meeting.  The term of office for the Class II members of our Board, consisting of three members, expires at our 2012 Annual Meeting.  The term of office for the Class III members of our Board, consisting of three members, expires at our 2013 Annual Meeting.  At each of our Annual Meetings of Stockholders, the number of directors equal to the number of directors in the class whose term is scheduled to expire on the day of such meeting will be elected for a term of three years and will hold office until expiration of the terms for which they were elected and qualified.  In each case, a director’s term will continue until the director’s successor is elected and has qualified.  Any director may be removed from office as a director at any time by our stockholders, but only for cause, and only by the affirmative vote of a majority of the outstanding voting power entitled to elect such director.

At this Annual Meeting, four Class I directors are to be elected and will serve for a term of three years and until their successors are elected and qualified. The following nominees for election as Class I directors at this Annual Meeting are recommended by our Board:

Patrick M. James

Gary A. Loving
Richard F. Nanna

Gregory P. Raih

If any of the nominees for director should become unable or decline to serve if elected, it is intended that shares represented by proxies that are executed and returned will be voted for any substitute nominee(s) as may be recommended by our existing Board.  The four nominees receiving the highest number of votes cast at the Annual Meeting will be elected as Class I directors for a term of three years and until their successors are elected and qualified.

Pursuant to our Corporate Governance Guidelines adopted by our Board, if a director nominee does not receive a majority of the votes cast, the director is required to promptly tender his or her resignation to the Board.  For purposes of the policy, a majority of votes cast means that the number of shares voted “for” a director’s election exceeds the number of votes cast “against” that director’s election.  The Governance and Nominating Committee will consider the resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken.  The Board will act on the tendered resignation, taking into account the recommendation of the Governance and Nominating Committee, within 90 days from the date of the certification of the election results, and publicly disclose its decision promptly thereafter.  The Governance and Nominating Committee, in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.  A director who tenders his or her resignation will not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her resignation.  If no director receives a majority of shares cast in an uncontested election, then the incumbent directors will nominate a new slate of directors and hold a special meeting of stockholders for the purpose of electing those nominees within 180 days after certification of the stockholder vote.

Information About the Nominees

We have provided information below about our director nominees, two of whom are incumbent directors and two of whom were appointed by the Board subsequent to our 2010 Annual Meeting of Stockholders, including their names, years of service as directors, business experience and service on other boards of directors, including any other directorships held during the past five years.  In addition, we have included information about each nominee’s specific experience, qualifications, attributes or skills that led the Board to conclude that the nominee should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

Messrs. Loving and Nanna are incumbent directors; Messrs. James and Raih joined the board since the last annual meeting of stockholders.  Mr. James was identified by a professional search firm that was retained to assist the Governance and Nominating Committee in identifying, evaluating and conducting due diligence on potential nominees to serve as an independent non-executive Chair of the Board.  Mr. Raih was first identified by an advisor to the Company who notified the Audit Committee that Mr. Raih was a potential audit committee financial expert candidate to serve on the Board.

Patrick M. James has been a member of our Board of Directors since December 2010.  Mr. James has over 45 years of experience in the mining industry including a variety of operating and executive positions.  Mr. James retired as President, Chairman and CEO of the Santa Fe Pacific Gold Corporation when it was acquired by Newmont Mining in 1997 and served as a Director of Newmont for one year thereafter.  After leaving Santa Fe Pacific Gold, Mr. James served as President and Chief Executive Officer of Rio Algom Limited from 1997 to 2001.  Since then, Mr. James has served as a Director of four publicly listed mining companies including Dynatech Inc., Constellation Copper Corp., Stillwater Mining Company, and Centerra Gold Inc.

Mr. James has significant experience in the mining industry, starting as an underground miner, through various roles in operations and development of a broad range of mineral commodities; and serving in executive roles of operating and developing companies.  Mr. James has been a director of six publicly listed mining companies, serving as chairman of the board of three of those, and lead director of another.  Mr. James has an Engineer of Mines degree from Colorado School of Mines, a Master of Management from the University of New Mexico, Anderson School of Business and is a Registered Professional Engineer in Colorado.

Gary A. Loving has been a member of our Board since February 2008.  From February 2005 through October 2007, Mr. Loving served as President, CEO and Director of Frontera Copper Corporation.  Mr. Loving also served as Senior Vice President South American Operations for Phelps Dodge Mining Company.  Currently, Mr. Loving also serves as a director to the privately held Twin Metals Minnesota, LLC, which is a joint venture between Duluth Metals of Canada and Antofagasta PLC for the proposed development of the Nokomis Project in northeastern Minnesota.  The Nokomis Project will involve the production of copper, nickel and several platinum group metals.

Mr. Loving has significant mining operations experience both directly and as the person ultimately responsible for the development and operation of world class mining projects including the Candelaria Project in Chile, the Sossego Project in Brazil and the Piedras Verdes Project in Mexico.  Mr. Loving’s project development functions include conducting feasibility studies, engineering, governmental and environmental permit applications, financing and construction.  Mr. Loving’s technical and operational experience gives him the background to contribute to our Board as an effective Chair of our Technical Committee and to assist the Company in developing its mining projects.

Richard F. Nanna has been a member of our Board since 2003.  Mr. Nanna was the Senior Vice President, Exploration and Development for Apollo Gold Corporation from 2002 until its merger with Linear Gold to form Brigus Gold in 2010.  Mr. Nanna also serves on the Board of Directors of Azteca Gold Corporation, a publicly traded mining company.  Mr. Nanna was also Vice President of Exploration in Nevada for Getchell Gold Corporation.  Mr. Nanna is a Certified Professional Geologist in the State of Washington and has over 35 years of experience in mineral and metals exploration and exploration management.

Mr. Nanna has significant mining experience, which is relevant to his service on our Board.  Mr. Nanna has served on our Board for over nine years and has knowledge of the past development efforts of the Company.  Mr. Nanna’s professional experience as a geologist also provides a unique skill to the Board.

Gregory P. Raih has been a member of our Board of Directors since September 2010.  Mr. Raih has an extensive accounting background and served as a Partner at KPMG LLP from 2002 to 2008 and previous to that held a variety of positions at Arthur Andersen LLP, including Partner from 1981 to 2002.  While at Arthur Andersen, Mr. Raih served as the global director of the firm’s mining industry practice and has significant experience with mining accounting and reporting issues.  He served as Engagement Partner on a number of mining clients, including Newmont Mining and BHP Billiton Base Metals.  Mr. Raih is also a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

Mr. Raih has extensive accounting experience as a certified public accountant, including providing service to a number of public mining companies.  His qualifications as an audit committee financial expert provide an essential skill set, relevant to his service on our Board and as a member of the Audit Committee.

DIRECTORS AND OFFICERS

The following table provides the names, positions, ages and principal occupations of our current directors, including those who are nominated for election as a director at the Annual Meeting, our executive officers, and our Secretary:

Name and Position with the Company	Age	Director/Officer Since	Principal Occupation

Bruce D. Hansen (1) Chief Executive Officer and Director	53	Executive Officer and Director since January 2007	Chief Executive Officer of the Company and Director

Ricardo M. Campoy (2)(3)(4)(5) Director	60	Director since August 2006	International natural resources banker

Patrick M. James (4)(5)(6)	66	Director since December 2010	Retired as President and Chief Executive Officer from Rio Algom Limited

Mark A. Lettes (1)(3)(4)(5) Director	62	Director since April 2007	Retired from Apex Silver Mines Limited

Gary A. Loving (4)(5)(6) Director	62	Director since February 2008	Retired as President, Chief Executive Officer, and Director of Frontera Copper Corporation

Richard F. Nanna (4)(5)(6) Director	62	Director since November 2003	Retired as Senior Vice President Exploration and Development for Apollo Gold Corporation

Gregory P. Raih (3)(4)(6)	63	Director since September 2010	Former Partner with KPMG LLP

R. David Russell (2) Director	54	Director since November 2001	Chairman and Chief Executive Officer of Calais Resources, Inc.

Andrew G. Sharkey, III (2)(4)(5) Director	64	Director since February 2009	Retired as President and Chief Executive Officer of American Iron and Steel Institute

Hui (Steven) Xiao (1)	36	Director since February 2011	Managing Director at Hanlong (Australia) Resources Pty. Ltd.

David A. Chaput Chief Financial Officer	52	Executive Officer since April 2007	Chief Financial Officer of the Company

Robert I. Pennington Vice President of Engineering and Construction	56	Executive Officer since October 2007	Vice President of Engineering and Construction of the Company

R. Scott Roswell Vice President of Human Resources, Corporate Counsel	48	Executive Officer since September 2010.	Vice President of Human Resources and Corporate Counsel of the Company

Lee M. Shumway Controller and Treasurer	49	Executive Officer since June 2009	Controller and Treasurer of the Company

Michael K. Branstetter Secretary and General Counsel	57	Officer since November 1992	Attorney with the firm of Hull & Branstetter Chartered

(1)          Term of office as Director expires at the 2013 Annual Meeting of Stockholders.

(2)          Term of office as Director expires at the 2012 Annual Meeting of Stockholders.

(3)          Member of Audit Committee.  Mr. Lettes is chair of this committee.

(4)          Member of Governance and Nominating Committee.  Mr. James is chair of this committee.

(5)          Member of Compensation Committee.  Mr. Campoy is chair of this committee.

(6)          Term of office as Director expires at the 2011 Annual Meeting of Stockholders.

We have provided information below about each of the individuals who, in addition to the nominees set forth above, currently serve on our Board, including their names, years of service as directors, business experience and service on other boards of directors, including any other directorships held during the past five years.  In addition, we have included information about each director’s specific experience, qualifications, attributes or skills that led the Board to conclude that the director should serve as a director of the Company at the time we are filing this proxy statement, in light of our business and corporate structure.

Also set forth below is information about each of our executive officers and our Secretary.  Officers are appointed annually by the Board and serve at the pleasure of the Board.

Bruce D. Hansen has been our Chief Executive Officer and a member of our Board since January 2007.  Mr. Hansen served as our interim Chair of the Board from October 2007 through December 2010 when Patrick James was appointed as independent Chairman.  From September 2005 through November 2006, Mr. Hansen served as Senior Vice President, Operations Services and Development at Newmont Mining Corporation.  From July 1999 to September 2005, Mr. Hansen served as Senior Vice President and Chief Financial Officer at Newmont Mining Corporation.  Mr. Hansen also served as the Vice President of Project Development for Newmont and previously was the Senior Vice President of Corporate Development for Santa Fe Pacific Gold Corporation.  Mr. Hansen is a director of Energy Fuels, Inc.

As our Chief Executive Officer, Mr. Hansen has detailed knowledge of the Company’s development, strategy and projects.  Mr. Hansen also has extensive mining industry background, having worked in the mining industry for 29 years in a variety of financial, technical and leadership roles.  Mr. Hansen has demonstrated success in these various industry roles over the years.  Mr. Hansen’s knowledge of the Company’s development efforts as well as his industry experience at both large and small mining companies and his demonstrated past successes give him the necessary background, experience and leadership to be an effective director.

Ricardo M. Campoy has been a member of our Board of Directors since August 2006.  Mr. Campoy is currently Managing Director of the minerals capital and advisory practice of Headwaters Merchant Bank. Mr. Campoy also serves on the Board of Directors of Century Mining Corporation, Endeavour Silver, and Forsys Metals Corp., all companies listed on the TSX Exchange.  Mr. Campoy has worked as an international natural resources banker for 30 years, having served in executive finance positions at various firms, including as Head of Mining & Metals of WestLB AG and as Member/Senior Advisor of McFarland Dewey & Co., LLC.  Prior to Mr. Campoy’s work in finance, he was employed as a mining engineer at Inspiration Copper, Dravo Corporation, and AMAX Inc.

Mr. Campoy has extensive mining and international business experience, as well as engineering experience.  He brings an international perspective to the Board, which is relevant to our business given the global market for molybdenum.  Mr. Campoy also has 30 years of experience in the banking industry, where he focused on financings of natural resource projects, as well as significant leadership experience in a variety of roles at different companies, all of which makes Mr. Campoy well-suited to serve as an effective Chair of our Compensation Committee.

Mark A. Lettes has been a member of our Board since April 2007.  Mr. Lettes served as Chief Financial Officer of Apex Silver Mines from June 1998 to June 2006, and was responsible for the financing of Apex Silver Mines’ large-scale San Cristobal silver and zinc mine in Bolivia.  Prior to joining Apex Silver Mines, Mr. Lettes held senior financial positions with Cyprus Amax, Amax, Inc., and Amax Gold.  Mr. Lettes served as a director of Yukon Zinc Corporation from October 2006 to June 2008.  In addition, Mr. Lettes served as a director of Century Mining Corporation from March 2008 to October 2008.

Mr. Lettes has extensive mining and financial experience gained in his eight years as a chief financial officer at a mining company where he was also responsible for a major financing.  In this role, Mr. Lettes was involved in all aspects of financial reporting and compliance.  In addition, Mr. Lettes served on the audit, governance and compensation committees of Yukon Zinc Corporation and on the audit, governance and compensation committees of Century Mining Corporation.  Mr. Lettes’ experiences in these roles are directly relevant and important to Mr. Lettes’ current roles as our Audit Committee Chair and our audit committee financial expert.  Mr. Lettes’ mining and financial experience, as well as his significant past board experience, enhance the knowledge of the Board as the Company works toward completing financing of the Mt. Hope Project and commencing operations.

R. David Russell has been a member of our Board since 2002.  Mr. Russell is the Chairman and Chief Executive Officer of Calais Resources, Inc. since January 2011.  Between 2002 and June 2010 Mr. Russell was President and Chief Executive Officer and a director of Apollo Gold Corporation, a Canadian gold company listed on the TSX and NYSE Amex.  Mr. Russell serves as Chairman and a director (and is a member of audit, compensation and nominating committees) of Pure Nickel Inc., a Canadian nickel company listed on the TSX.  Mr. Russell is a director of Fire River Gold Corp., a Canadian gold company listed on the TSX-V.  Mr. Russell founded Nevoro Gold Corporation, which was subsequently merged with Apollo Gold Corporation.  Mr. Russell also served as Vice President and Chief Operating Officer for Getschell Gold Corporation, a Nevada gold producer and as General Manager, U.S. Operations, for LAC Minerals Ltd. and Barrick Gold Corporation.  Mr. Russell’s experience spans more than 30 years in the mining industry.

Mr. Russell has significant mining and finance experience, including leading a major bank project financing during the time he served as President, Chief Executive Officer and Director of Apollo Gold Corporation.  Mr. Russell also has had significant leadership experience in a variety of roles at several different companies.  His mining, finance and leadership experience is directly relevant to our future financing and operations.

Andrew G. Sharkey, III became a member of our Board in February 2009.  Mr. Sharkey currently serves as a director and chairman of the nominating and governance committee, and as a member of the compensation committee and audit committee for Reliance Steel and Aluminum Company and served as President and Chief Executive Officer of the American Iron and Steel Institute from 1993 to 2008.  Mr. Sharkey also served in various roles for the Steel Service Center Institute (currently the Metals Service Center Institute), including president, executive vice president and director of education.

Mr. Sharkey has significant experience in the steel industry, which is directly relevant to the Company’s business as steel represents the largest single market for molybdenum, and Mr. Sharkey is able to provide the Board with important insights as to the Company’s potential customers.  Mr. Sharkey has 30 years of experience leading two different steel trade associations, strong knowledge of the U.S. and global steel industry and steel products, and strong relationships with steel company executives.  Mr. Sharkey also has extensive experience working with Congress, the Executive Branch and various administrative agencies from his time serving as Chief Executive Officer of the American Iron & Steel Institute based in Washington, D.C.

Hui (Steven) Xiao became a member of our Board of Directors in February 2011.  Mr. Xiao has more than 15 years of experience in finance and investment working for several mining companies and financial organizations including Golden Cross Resources, China United Mining Investment Corporation, Apex Wealth Investment Management Limited, and Pan-China Construction Group Limited.  Mr. Xiao currently serves as Managing Director of Hanlong (Australia) Resources. He also serves as Executive Director of Moly Mines, an Australian-based mining company.

Mr. Xiao has significant mining and finance experience and is concurrently working toward achieving a major bank project financing in Australia.  His mining, finance, commodity and leadership experience is directly relevant to our future financing and gives Mr. Xiao the background to be an effective director.

David A. Chaput has been our Chief Financial Officer since April 2007.  Mr. Chaput has more than 30 years of financial and operational experience in the metals and mining industries.  Mr. Chaput was with The Doe Run Resources Corporation until September 2006, where he served as Chief Financial Officer from May 2004 to September 2006, as Vice President, Finance from September 2001 to September 2006, and as Treasurer from February 1993 to September 2001.

Robert I. Pennington has been our Vice President of Engineering and Construction since October 2007.  From May 2006 to October 2007, Mr. Pennington owned his own consulting firm.  From April 2002 to May 2006, Mr. Pennington served as Chief Operating Officer of M3 Engineering & Technology.  Mr. Pennington has  32 years of metal mine operations and project management experience, including 23 years in  management of mine and plant operations.  He previously served as President at the Phelps Dodge Tyrone operations and General Manager, at Phelps Dodge Morenci.  Mr. Pennington has extensive experience in concentrator design with an education in environmental engineering and metallurgy.

R. Scott Roswell has been our Vice President of Human Resources and Corporate Counsel since September 2010.  From June 2004 to December 2009, Mr. Roswell served as Counsel and Executive Vice President of Law and Human Resources and as a consultant to, Flatiron Financial Services Inc./Centrix Financial, LLC, Denver-based loan servicing firms.  From December 1994 to June 2004, Mr. Roswell served as Senior Attorney/Senior Director to Qwest/US West, in the Risk Management group.  Prior to that, from August 1991 to December 1994, Mr. Roswell was an associate for the Denver, Colorado law firm of Hall & Evans, LLC.

Lee M. Shumway became our Controller in May 2009 and was appointed as our Controller and Treasurer in June 2009.  Prior to serving as Controller and Treasurer, Mr. Shumway served as our Director of Business Process/Information Technology starting in November 2007.  From 2002 to November 2007, Mr. Shumway served as Director of Supply Chain — Nevada Operations for Newmont Mining Corporation following assignments as Controller — Nevada Operations and Business Process Manager from 1997 to 2002.  Prior to joining Newmont in 1997, Mr. Shumway had 10 years of experience with Santa Fe Pacific Gold and Price Waterhouse.

Michael K. Branstetter has been our Secretary and General Counsel since November 1992.  Mr. Branstetter is the principal of Hull & Branstetter Chartered, a law firm in Idaho.

THE BOARD, BOARD COMMITTEES AND DIRECTOR INDEPENDENCE

During the year ended December 31, 2010, our Board held 6 meetings.  Each of the incumbent directors who was on our Board during 2010 attended at least 75% of the total number of meetings of the Board and the committees of the Board on which such director served for the full year.  In 2008, we adopted a policy requiring members of our Board to attend each annual meeting of stockholders.  All of our directors attended our annual meeting of stockholders held on May 13, 2010.

Mr. James currently serves as the independent non-executive Chair of the Board and we anticipate that the Chair of the Board will continue to be an independent director.  As an independent non-executive Chair of the Board, Mr. James is responsible for coordinating the activities of the other independent directors, presiding over all meetings of the Board, including executive sessions; approving information sent to the Board; approving meeting agendas for the Board; and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.  Mr. James has the authority to call meetings of the independent directors; and, if requested by major stockholders, ensures that he is available for consultation and direct communication.

Our Board has a standing Audit Committee, Compensation Committee, and Governance and Nominating Committee.  Each committee is described more fully below.  In addition, our Board has a standing Technical Committee.  The Technical Committee provides assistance to the Board with respect to technical studies and evaluations of the Company’s projects, environmental and permitting compliance programs, and safety, health and environmental programs.  Our Technical Committee members are:  Gary A. Loving (Chair), Bruce D. Hansen, Patrick M. James, Richard F. Nanna, R. David Russell and Hui (Steven) Xiao.

Our board has approved written charters that govern each of our Audit Committee, Compensation Committee and Governance and Nominating Committee, which are described in more detail below.  Copies of the charters of these three committees are available on our corporate website at www.generalmoly.com under the “Committee Membership & Charters” tab under the “Committees” tab of the “Board & Management” tab of the “Management Team” tab of the “Investors” tab.  Our Board has determined that Ricardo M. Campoy, Patrick M. James, Mark A. Lettes, Gary A. Loving, Richard F. Nanna, Gregory P. Raih and Andrew G. Sharkey, III, are independent directors in accordance with the listing standards of the NYSE Amex.  There are no family relationships among any of our current directors and officers.

Stockholders may communicate with our Board or our non-management directors by sending written correspondence to General Moly, Inc. Board, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, Colorado  80401, or by sending an email to info@generalmoly.com.  Our Corporate Secretary will receive the correspondence and forward it to the Chair of the applicable Board committee or to any individual director or directors to whom the communication is directed.

Audit Committee

Our Audit Committee members are: Mark A. Lettes (Chair), Ricardo M. Campoy, and Gregory P. Raih, all being independent directors in accordance with the listing standards of the NYSE Amex and the additional criteria for independence of audit committee members set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, our Board has determined that each of Mark A. Lettes and Gregory P. Raih is an “audit committee financial expert” as defined by SEC rules.  The Audit Committee held 8 meetings in 2010.  The primary purposes of the Audit Committee, as set forth in its charter, are to:  (1) provide independent review and oversight of the Company’s accounting and financial reporting process, the system of internal control and management of financial risks; (2) manage the audit process, including the selection, oversight and compensation of the Company’s independent auditors; (3) assist the Board in monitoring compliance with laws and regulations and its code of business conduct; and (4) establish procedures for the receipt, retention and treatment of complaints received by the Company regarding its accounting, internal controls or auditing matters.

Compensation Committee

Our Compensation Committee members are: Ricardo M. Campoy (Chair), Patrick M. James, Mark A. Lettes, Gary A. Loving, Richard F. Nanna and Andrew G. Sharkey, III, all being independent directors in accordance with the listing standards of the NYSE Amex.  The Compensation Committee held 5 meetings in 2010.

The primary purposes of the Compensation Committee, as set forth in its charter, are to:  (1) establish, administer and evaluate the compensation philosophy, policies and plans for non-employee directors and executive officers; (2) make recommendations to the Board regarding director and executive compensation; (3) review the performance and determine the compensation of the Chief Executive Officer, based on criteria including the Company’s performance and accomplishment of long-term strategic objectives; (4) prepare an annual report on executive compensation for inclusion in the Company’s proxy statement; and (5) assist management and the Board with respect to the analysis as to whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.  The Compensation Committee also reviews and, if appropriate, either as a committee or together with other independent directors of the Board (as directed by the Board), approves any employment agreements, severance arrangements, retirement arrangements, change in control agreements and provisions, and any special or supplemental benefits for each officer of the Company.  The committee also oversees the administration of the Company’s stock option and equity incentive plans.

In fulfilling its responsibilities, the Compensation Committee may form and delegate any or all of its responsibilities to subcommittees, when appropriate, provided, however, that any such subcommittees shall meet all applicable independence requirements and that the Compensation Committee shall not delegate to persons other than independent directors any functions that are required under applicable NYSE Amex rules and federal securities laws, to be performed by independent directors. The Compensation Committee’s evaluation is based on criteria designed to help ensure that our Chief Executive Officer’s interests are aligned with the long-term interests of our stockholders, including the performance of our business, accomplishment of long-term strategic objectives, the handling of extraordinary events, and the development of management.

In February 2008, the Compensation Committee engaged Watson Wyatt (which merged in January 2010 with Towers Perrin to form Towers Watson) as its compensation consultant and directed it to help develop and implement a sound executive compensation framework that will enable growth, reinforce consistency and support transparency.  Although Towers Watson was not engaged in 2009 due to the status of developments of the Mt. Hope Project and our cash conservation measures, the Compensation Committee again retained Towers Watson in 2010 in order to update our peer group and benchmark information and to provide information and recommendations to the committee regarding various compensation matters.

Our Human Resources Department, the Vice President of Human Resources and Corporate Counsel and Senior Paralegal assist the Compensation Committee in its work.

Governance and Nominating Committee

Our Governance and Nominating Committee members are:  Patrick M. James (Chair), Ricardo M. Campoy, Mark A. Lettes, Gary A. Loving, Richard F. Nanna, Gregory P. Raih and Andrew G. Sharkey, III all being independent directors in accordance with the listing standards of the NYSE Amex.  The Governance and Nominating Committee held 5 meetings in 2010.  The primary purposes of the Governance and Nominating Committee, as set forth in its charter, are to:  (1) establish criteria for selection of directors to serve on the Board; (2) identify individuals qualified to become directors and recommend candidates for membership on the Board; (3) ensure that the Board, as a whole, is appropriately diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial experience and community ties; (4) consider independence and any possible conflicts of interest for Board members and executive officers; (5) review and make recommendations regarding the composition, size and tenure policies of the Board; (6) conduct an annual (or more frequently as circumstances may dictate) evaluation of the performance and effectiveness of the Board; (7) recommend members of the Board to serve on Board committees and as committee chairs; and (8) review, evaluate and recommend changes to the Company’s Corporate Governance Guidelines.

While the selection of qualified directors is a complex, subjective process that requires consideration of many intangible factors, the Governance and Nominating Committee and our Board take into account the following criteria, among others, in considering directors and candidates for the Board:

•      judgment, experience, skills and personal character of the candidate;

•      diversity of the Board in its broadest sense; and

•      the needs of the Board.

The Governance and Nominating Committee conducts a preliminary assessment of each proposed nominee based upon the proposed nominee’s resume and biographical information, the individual’s willingness to serve as a director of the Company, and other background information.  This information is evaluated against the criteria set forth above and our specific needs at that time.  Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates.  On the basis of information learned during this process, the Governance and Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting.  The Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.  The Governance and Nominating Committee has approved the nominees included on our proxy card.

The Governance and Nominating Committee will consider nominees recommended by stockholders.  To date, we have not received any recommendations from our stockholders requesting that the Board, or any of its committees, consider a nominee for inclusion among the Board’s slate of nominees in this proxy statement.  A stockholder wishing to submit a director nominee recommendation should comply with the provisions of our bylaws and the provisions set forth in this proxy statement under the heading “Stockholder Proposals and Recommendations for Director Nominees for the 2012 Annual Meeting.”  Under the terms of our Governance and Nominating Committee Charter, we evaluate all nominees, including those recommended by stockholders, by conducting appropriate inquiries into their backgrounds and qualifications; however, the Governance and Nominating Committee may prefer nominees who are personally known to the existing directors and whose reputations are highly regarded.  The Governance and Nominating Committee will consider all relevant qualifications as well as the needs of the Company in terms of compliance with applicable SEC and stock exchange rules.

Diversity is considered in the nominating process as described above and in our Governance and Nominating Committee Charter, which provides that with regard to diversity, the committee will consider candidates for the Board regardless of gender, ethnicity or national origin and that any search firm retained to assist the committee should be instructed to seek to include diverse candidates from traditional and nontraditional candidate groups.  Although we do not have a separate Board diversity policy, the Nominating Committee Charter provides that the committee is responsible for reviewing and making recommendations to the Board, as it may deem appropriate, in order to ensure that the Board consists of persons with sufficiently diverse and independent background.

Risk Oversight

Our senior management manages the risks facing the Company under the oversight and supervision of the Board.  Senior management consults with the  three Board committees with risk assessment responsibilities, and the Board to suggest risk management topics to be presented to the Board, and a different risk management topic is addressed at each of its meetings.  While the full Board is ultimately responsible for risk oversight at our Company,  three of our Board committees assist the Board in fulfilling its oversight function in certain areas of risk.  The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the areas of financial reporting and internal controls.  The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to risk in the area of compensation policies and practices.  The Technical Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks related to operations and safety.  Other general business risks such as economic, regulatory and permitting are monitored by the full Board.  Risk management and assessment reports are regularly provided by management to these committees and the full Board.

Compensation Risk Assessment

Our Compensation Committee considered whether our compensation program encouraged excessive risk taking by employees at the expense of long-term Company value.  Based upon its assessment, the committee does not believe that our compensation program encourages excessive or inappropriate risk-taking.  The committee believes that the design of our compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, is balanced and does not motivate imprudent risk-taking.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors, and any person who beneficially owns more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors, and more than 10% stockholders are required by regulation to furnish us with copies of all Section 16(a) forms which they file.  During 2010, certain of our directors and executive officers who own our stock filed Forms 3 or Forms 4 with the SEC.  The information on these filings reflects the current ownership position of all such individuals.  To the best of our knowledge and based solely on a review of the forms submitted to the Company, during 2010, all such filings by our officers and directors were timely made.

Code of Business Conduct and Ethics

We have adopted a Code of Conduct and Ethics for all of our directors, officers and employees, including our Chief Executive Officer and our other senior financial officers.  A copy of our Code of Conduct and Ethics is available on our website at www.generalmoly.com under the “Corporate Governance” tab under the “Management Team” tab of the “Investors” tab, and can also be obtained at no cost, by telephone at (303) 928-8599 or by mail at:  General Moly, Inc., 1726 Cole Blvd., Suite 115 Lakewood, Colorado  80401, attention: Investor Relations.  We believe our Code of Conduct and Ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Vote Required

The four candidates receiving the highest number of votes will be elected.  If any candidate does not receive at least a majority of the votes cast in the election, he or she must submit his or her resignation from the Board as described above.

Recommendation

The Board recommends that stockholders vote FOR each of the nominees for director.  If not otherwise specified, proxies will be voted FOR each of the nominees for director.

PROPOSAL 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As described in this proxy statement under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to enable us to obtain and retain the services of experienced executives.  The compensation packages for our executive officers are designed to promote teamwork as well as individual initiative and achievement.  Our executive compensation program is designed to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders.  We have also designed our compensation program to motivate and reward executives whose knowledge, skills and performance are critical to our success.  Compensation depends to a significant extent on the achievement of annual and long-term performance goals.  For additional information about our executive compensation program, please read the Compensation Discussion and Analysis beginning on page 24.

We are asking our stockholders to indicate their support for the compensation of our named executive officers, as described in this proxy statement.  This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.  Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Vote Required

The affirmative vote of holders of a majority of the shares of common stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve this proposal.  However, the “say-on-pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board.  Our Board and our Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our named executive officers.

Recommendation

The Board recommends that stockholders vote to approve the compensation of our named executive officers by voting FOR Proposal 2.

PROPOSAL 3 — ADVISORY VOTE ON THE FREQUENCY
OF THE EXECUTIVE COMPENSATION VOTE

The Dodd-Frank Act also enables our stockholders to vote, on an advisory or non-binding basis, on how frequently we should seek a vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Proposal 2 above.  The enclosed proxy card gives our stockholders four choices for voting on this Proposal.  You can choose whether the “say-on-pay” vote should be conducted every year, every two years, or every three years.  You may also abstain from casting a vote.

After consideration of the frequency alternatives, our Board believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for us and our stockholders at this time.

When you vote in response to the resolution below, you may cast your vote on your preferred voting frequency by choosing among the following four options:  every one year, every two years, or every three years, or you may abstain from voting.

“RESOLVED, that the Company’s stockholders determine, on an advisory basis, the frequency with which the stockholders of the Company wish to have an advisory vote on, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, with a frequency of once every year, every two years or every three years, whichever receives the highest number of votes cast with respect to this resolution.”

Vote Required

The frequency of the executive compensation vote — every one, two or three years — receiving the greatest number of votes will be considered the frequency recommended by stockholders.  This vote is advisory and, therefore, not binding on the Company, the Compensation Committee or our Board.  Our Board may decide in the future that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Recommendation

The Board recommends that stockholders vote for a ONE YEAR frequency for future advisory votes on the compensation of our named executive officers.

PROPOSAL 4 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2011.  Our Board is asking stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2011.  Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to appoint, retain, and supervise our independent accountants, our Board considers the selection of our independent registered public accounting firm to be an important matter of stockholder concern and is submitting the selection of PricewaterhouseCoopers LLP for ratification by stockholders as a matter of good corporate practice.  If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP as our independent accountants, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP.  Even if the selection of PricewaterhouseCoopers LLP is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Audit Fees

The aggregate fees billed for professional services rendered by our principal accountants for the audit of our annual consolidated financial statements and the internal control over financial reporting for the fiscal year ended December 31, 2010 was $368,978.  The aggregate fees billed for the audit of our annual consolidated financial statements and the internal control over financial reporting for the fiscal year ended December 31, 2009 was $387,700.

Audit-Related Fees

There were no fees billed in the last two fiscal years for assurance and related services by our principal accountants that are reasonably related to the performance of the audit or review of our financial statements except as set forth in the preceding paragraph.

Tax Fees

The aggregate fees billed by our principal accountants for preparation of tax returns for the fiscal year ended December 31, 2010, was $86,000.  The aggregate fees billed by our principal accountants for preparation of tax returns for the fiscal year ended December 31, 2009, was $91,000.

All Other Fees

There were no fees billed in the last two fiscal years for products and services other than as set forth above.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent auditors.  The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditors.  All services and fees paid to PricewaterhouseCoopers LLP, including tax fees, for the fiscal year ended December 31, 2010 were pre-approved by the Audit Committee.  On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Committee is requested.  The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors for specific projects.

On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.  The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more Audit Committee members, provided that any such pre-approvals are reported on at a subsequent Audit Committee meeting.

Vote Required

The affirmative vote of holders of a majority of the shares of common stock entitled to vote that are present in person or by proxy at the Annual Meeting is required to approve the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the current fiscal year.

Recommendation

The Board recommends that stockholders vote FOR Proposal 4.  If not otherwise specified, proxies will be voted FOR Proposal 4.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be “Soliciting Material,” and are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

The Board has appointed the members of the Audit Committee.  The Audit Committee is governed by a charter that the Board approved and adopted and which is reviewed and reassessed annually by the Audit Committee.  The Audit Committee is comprised of three independent directors.

The Board has charged the Audit Committee with a number of responsibilities, including review of the adequacy of the Company’s financial reporting, accounting systems and processes, and internal controls.

Management is responsible for the preparation and integrity of the Company’s financial statements and for the design and maintenance of an effective internal control environment over financial reporting.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee has independently met and held discussions with management and the Company’s independent registered public accounting firm.

In the discharge of its responsibilities, the Audit Committee has:

(1)          Reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accounting firm;

(2)          Discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality (in addition to acceptability), clarity, consistency, and completeness of the Company’s financial reporting;

(3)          Received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee; and

(4)          Discussed with the Company’s independent registered public accounting firm the independent accounting firm’s independence.

Based on its reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements and report on internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

AUDIT COMMITTEE

Mark A. Lettes, Chair

Ricardo M. Campoy

Gregory P. Raih

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement and incorporated by reference into our 2010 Annual Report on Form 10-K.

COMPENSATION COMMITTEE

Ricardo M. Campoy, Chair

Patrick M. James

Mark A. Lettes

Gary A. Loving

Richard F. Nanna

Andrew G. Sharkey, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We do not have any interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our executive compensation program.  It describes the philosophy and objectives of our executive compensation program and how we applied those objectives in compensating our executive officers during 2010.  For 2010, our “named executive officers,” or NEOs, include the following individuals:

•                  Bruce D. Hansen, Chief Executive Officer or CEO;

•                  David A. Chaput, Chief Financial Officer or CFO;

•                  Robert I. Pennington, Vice President of Engineering and Construction;

•                  R. Scott Roswell*, Vice President, Human Resources and Corporate Counsel; and

•                  Lee M. Shumway, Controller and Treasurer.

*Mr. Roswell joined the Company in September 2010.

Executive Summary

Our Business Strategy

We are a development stage company in the business of the exploration, development and future mining of properties containing molybdenum.  Our business strategy is to acquire and develop highly profitable advanced stage mineral deposits.  Our primary asset is an 80% interest in the Mt. Hope Project, a primary molybdenum property located in Eureka County, Nevada.  We also have a second significant molybdenum project, the Liberty Property, located in Nye County, Nevada which we own 100%.

In the near-term, our objective is to profitably develop and operate the Mt. Hope Project and to complete our evaluation and commence development of the Liberty Project.  In the short-term, we are focused on receiving permits required to complete the development of the Mt. Hope Project based on our current schedule, while at the same time conserving our cash resources until such permits are received.

Significant Company Developments During 2010

During 2010, we achieved significant milestones in our development of the Mt. Hope Project and we believe our executive officers were instrumental in helping us achieve these results.

Equity Investment and Financing Transactions.  On March 4, 2010, we entered into a Securities Purchase Agreement with Hanlong USA, an affiliate of Sichuan Hanlong, a large privately held Chinese company.  This investment and strategic relationship provides for an investment by Hanlong USA of $80 million in our equity and procurement of $665 million in senior secured debt, which we anticipate will provide all remaining capital necessary to place the Mt. Hope Project into production.  On December 20, 2010, we closed the sale of the first tranche of equity to Hanlong USA for $40 million.

Permitting Efforts.  During 2010, we continued to make progress towards satisfying various permitting requirements for the Mt. Hope Project.  In June 2010, we received contingent approval by the Bureau of Land Management, or BLM, of our hydrology modeling study for the Mt. Hope Project, pending incorporation of final comments from the BLM and cooperating agencies.  This milestone paved the way for the drafting of the Preliminary Draft Environmental Impact Statement, or PDEIS.  On August 18, 2010, the BLM contractor completed the PDEIS and delivered it to the cooperating agencies for review.  A second PDEIS was delivered to the cooperating agencies on April 11, 2011.  As of the date of this proxy statement, the BLM and its independent contractor were awaiting comments from the second PDEIS, due May 6, 2011 and will work to review and incorporate the comments received from the cooperating agencies into a Draft Environmental Impact Statement, or DEIS.  We anticipate receiving all major permits six to nine months after the DEIS is published in the Federal Register, although circumstances beyond our control may result in delays.

Water Rights Update.  During 2010, we also continued to make progress toward receiving a grant of our water application transferring our water rights to mining use for the Mt. Hope Project.  In October of 2008, we completed a water rights hearing in Carson City, Nevada and in March 2009 were granted our water applications in a ruling by the State Engineer.  An appeal of that ruling was granted in April 2010 by a Nevada District Court, overturning the original ruling and remanding the matter for another hearing by the State Engineer.  In December 2010, we completed a second water rights hearing in Carson City, Nevada.  The State Engineer noticed an additional one-day continuation hearing to occur on May 10, 2011 to provide testimony and cross-examination related to information the State Engineer requested following the December, 2010 hearing.  We anticipate a grant of our applications on our water rights most likely during the third quarter of 2011.

Stock Price.  During 2010, our stock price increased from a $2.08 per share closing price on January 1, 2010 to $6.48 per share closing price on December 31, 2010, a 212% increase.

Highlights of Our Executive Compensation for 2010

Our executive team is key to achievement of our business strategy.  Our executives have significant experience in mine development, project financing, and operations.

Consistent with our objectives to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders and to reward our executives for achieving our business objectives, we took into account the achievement of milestones for the Mt. Hope Project in making our executive compensation decisions for 2010, as follows:

Annual Incentive Awards.  In February 2011 the Compensation Committee approved 2010 cash incentive awards, one-third of which was paid in February 2011 with the remaining two-thirds to be paid upon completion of certain permitting and financing milestones, for each of our named executive officers.  The milestones include: release of the DEIS for the Notice of Availability (“NOA”) process; release of the DEIS from the NOA process for publication in the Federal Register; receipt of the Record of Decision from the Bureau of Land Management; and completion of and availability of funds from the bank loan for the Mt. Hope Project.  Assuming all milestones are achieved during 2011, then payment of the 2010 annual incentive award component of our executive compensation program will range from approximately 8% to 23% of our NEOs’ total compensation for 2010.

Performance-Based and Other Equity Awards.  The Compensation Committee granted equity awards to our executive officers that are primarily performance-based: (1) restricted stock units, 50% of which vest solely upon commencement of commercial production of the Mt. Hope Project and the remaining 50% of which vest incrementally over three years and (2) stock appreciation rights, 100% of which vest solely upon commencement of commercial production of the Mt. Hope Project.  In addition, Mr. Roswell received a grant of restricted stock units, as a new-hire award, that vests incrementally over three years.  During 2010, the annual performance-based equity component of our executive compensation program ranged from approximately 32% to 38% of our NEOs’ total compensation and the time-based equity component ranged from 12% to 49% of our NEOs’ total compensation.

Adjustments to Base Salary.  After freezing base salaries for our CEO and CFO during 2009 at 2008 levels, for competitive reasons and consistent with our compensation philosophy, we increased their base salaries by 29% and 22%, respectively, during 2010.  Our other NEO base salary increases ranged from 11% to 25%.  The NEO salaries for 2010 range from 75% to 97% of the median base salary for our peer group.  During 2010, the annual base salary component of our executive compensation program ranged from approximately 37% to 46% of our NEOs’ total compensation.

Executive Compensation Philosophy and Objectives

Because of our modest size and stage of development, we do not have an extensive executive compensation program.  Instead, we have a fairly simple executive compensation program that is intended to provide appropriate incentives for our executive officers to help us achieve our business strategy.  Our executive compensation program currently has three primary elements: base salary, annual cash incentives and long-term performance based equity incentives.  The overall objective of our program is to enable us to obtain and retain the services of experienced executives.  The compensation packages for our executive officers are designed to promote teamwork as well as individual initiative and achievement.  Our executive compensation program is designed to enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders.  We have also designed our compensation program to motivate and reward executives whose knowledge, skills and performance are critical to our success.  Compensation depends to a significant extent on the achievement of annual and long-term performance goals.

We have entered into employment agreements or offer letters and change of control severance agreements with each of our NEO’s.  A summary of each of these agreements is included following the executive compensation tables under the heading “Potential Payments Upon Termination or Change in Control.”  We believe that these agreements are necessary to attract and retain executives experienced in mine development, corporate and project finance and operations to help grow the Company and increase our stockholder value.  In establishing the agreement with each executive officer, our Compensation Committee takes into account many factors, including the individual’s prior business experience, historical compensation levels, work performance, retention considerations and our business need for the executive’s skills.  The committee also considered external market data, market trends, and drew upon the individual experience of the committee members.  During 2009, we also entered into a Retention Incentive Agreement with each of our executive officers.  For additional information, see “—Elements of Compensation and 2010 Compensation Decisions—Retention Incentive Agreements” below.

Our Executive Compensation Process

Role of Compensation Committee and Executive Officers

Our Compensation Committee has overall responsibility for (a) establishing, overseeing and evaluating the compensation philosophy, policies and plans for non-employee directors and executive officers, (b) making recommendations to the Board regarding director and executive compensation and (c) reviewing the performance and determining the compensation of our CEO and the other executive officers.  The committee oversees the administration of our equity incentive plans, reviews and approves any employment, severance or change in control agreements and performs other functions set forth in its charter.

In carrying out its responsibilities, the committee works with members of our management team, including our CEO, and consults with legal counsel and independent compensation consultants as it deems appropriate.  The management team assists the committee by providing information on Company and individual performance, market data and management’s perspective and recommendations on compensation matters.  Although the committee solicits and reviews management’s recommendations, the committee considers management’s recommendations as merely one factor in making compensation decisions for our executive officers.  The committee regularly reports to, and sometimes consults with, our Board on the results of its reviews and any actions it takes or proposes to take with respect to compensation policies and executive officer compensation decisions.

Role of Compensation Consultant

For 2010, the committee engaged Towers Watson, a national compensation consulting firm, to provide it with information, recommendations and other advice relating to executive and director compensation.  During 2010, Towers Watson participated in three committee meetings and provided assistance to the committee regarding a review of recommendations related to our executive officer base salaries, annual cash incentive compensation and long-term equity awards levels and an updated design for a three year period (2011-2013).

One of the purposes of the committee in hiring Towers Watson was to assist the committee in comparing our executive compensation program with executive compensation programs of peer companies.  As we progress from a development stage company to an operational mining company, the committee intends to adjust the elements and pay levels of our executive compensation program based on market data and relevant trend information for our peer group.  In 2008, with the assistance of Towers Watson, we benchmarked base salaries and target annual cash pay (base salary plus target annual incentive payments) to use as a starting point to adjust compensation over the succeeding three years (2009-2011).  The committee reviewed market data provided by Towers Watson in 2008 to compare our executive compensation elements and pay levels to those of operational companies of comparable scale with which we compete for talent and business.  The committee, with the assistance of Towers Watson, selected designated mining industry compensation surveys and peer group companies consisting of North American companies primarily engaged in the hard rock mining of metals and coal mining, as well as other general industry companies, to use for comparison.  For additional information see “Benchmarking and our Peer Group” below.

Although we did not engage Towers Watson in 2009 due to the status of development of the Mt. Hope Project and our cash conservation measures, the committee again retained Towers Watson in 2010 in order to update our peer group and benchmark information to reflect (1) revised economic and business projections, (2) up-to-date market compensation data, and (3) our progress towards becoming an operational mining company.  In addition, during 2010 Towers Watson provided information and recommendations to the committee regarding, among other things, the design and guidelines for annual performance cash incentive awards, guidelines for severance benefits following changes in control, board compensation matters and recent legislative and regulatory developments.

Benchmarking and our Peer Group

In 2008 Towers Watson compiled publicly-available compensation data (e.g., from proxy statements) and surveys published by Towers Watson and third parties.  Towers Watson adjusted the data (via regression analyses and/or selection of appropriate size “cuts”) to reflect comparative companies similar to our projected post-operational size, targeting companies approximately one-half to two times our projected post-operational annual revenue of $1 billion.  For purposes of this comparison, we defined the “market value” for each executive position as the average of data from two sources: (1) published compensation surveys, and (2) proxy statements from a selected group of “peer” companies with which we compete for talent and business.

For 2010, Towers Watson performed a similar analysis, but revised the peer companies to reflect our projected post-operational annual revenue of $600 million as a result of revised economic and business projections that reflect lower worldwide molybdenum prices than did our 2008 analysis.  Our operational peer group for 2010 includes the following companies:

•                  AMCOL International Corporation

•                  Golden Star Resources Ltd.

•                  HudBay Minerals Inc.

•                  Inmet Mining Corporation

•                  James River Coal Company

•                  Lundin Mining Corporation

•                  Northgate Minerals Corp.

•                  Quadra FNX Mining Ltd

•                  Stillwater Mining Co.

•                  Thompson Creek Metals Company Inc.

•                  Walter Energy, Inc.

•                  Western Coal Corp.

•                  Westmoreland Coal Co.

Elements of Compensation and 2010 Compensation Decisions

Our compensation program has three primary elements:  base salary, annual cash incentive awards and long-term equity-based incentives.  Our executive officers also participate in employee benefits that are generally available to all of our employees.  Each of these primary elements is discussed in further detail below.

Base Salary

Base salary represents the fixed portion of our executive officers’ compensation and is an important element of compensation to attract, retain and motivate experienced executives.  We establish our executives’ salaries based on consideration of, among other things, the scope of their responsibilities, taking into account competitive market compensation for similar positions determined in the collective judgment of the committee and information provided by Towers Watson, seniority of the individual, and our ability to replace the individual.  The committee reviews base salaries annually and makes adjustments from time to time.  An adjustment to an executive’s salary may be made, for example, to align that salary with the committee’s perception of market levels, taking into account the individual’s responsibilities, performance and experience.  As a development stage company with limited financial resources, the salaries for our executive officers were initially established at levels the committee believes were below the median salaries for comparable positions with operating companies.  From 2006 through 2011, the committee has made periodic adjustments to some executive salaries to bring the salaries closer to amounts the committee believes more closely reflect salaries paid to individuals in operating companies with similar positions and responsibilities.

We will target the salary range midpoints for each executive position at the median of the competitive peer group when the Company reaches production.  The committee guideline for the salary range for each executive position is ±20% of the midpoint (80% to 120% of the median).  For 2010, our base salaries compared to the median of our peer group as follows:

Name	2010 Annualized Base Salary	Comparison to Benchmark – % of Median
Bruce D. Hansen	$450,000	75%
David A. Chaput	$275,000	97%
Robert I. Pennington	$250,000	79%
R. Scott Roswell	$225,000	81%
Lee M. Shumway	$195,000	86%

For 2010, the percentage base salary increases were approximately: Mr. Hansen, 29% (from $350,000 to $450,000), Mr. Chaput, 22% (from $225,000 to $275,000), and Mr. Shumway, 11% (from $175,780 to $195,000).  Mr. Pennington did not receive a base salary increase for 2010.  Mr. Roswell was hired by the Company in September 2010.  The increases were approved because there were no salary increases for Mr. Hansen or Mr. Chaput for 2009 and the salaries of each of Mr. Hansen, Mr. Chaput, and Mr. Shumway were below market competitive levels based on market data provided to the committee by Towers Watson in 2008.

In December 2010, the Company approved base salary increases for 2011 as follows:  Mr. Hansen, 11% (from $450,000 to $500,000), Mr. Chaput, 7% (from $275,000 to $295,000), Mr. Pennington, 8% (from $250,000 to $270,000), Mr. Roswell, 2% (from $225,000 to $230,000), and Mr. Shumway, 10% (from $195,000 to $215,000).  The increases were approved in part because the compensation of our named executive officers was below market competitive levels based on information provided by Towers Watson in 2010, but also as part of our ongoing plan to move our executive group towards market-median levels of compensation as the Company moves toward production.

Annual Incentive Awards

Our executive officers have the opportunity to earn annual incentive awards in the form of a cash incentive award for achievement of corporate and individual goals and objectives.  Annual incentive awards have traditionally been paid to executive officers to recognize specific accomplishments and overall performance, as determined by the committee in its discretion.

Although we target annual cash pay, during the period we are a development stage company the committee will retain full discretion to adjust annual incentive awards based on its collective judgment of the CEO’s and executives’ achievement of business milestones and individual objectives.  For 2010, the annual incentive awards for our executive officers were determined by the committee, in its discretion, based on achievement of the following business and individual objectives:

Corporate Business Objectives	Weight
Safety, health and environmental	10%
Engineering and construction	20%
Financing	40%
Permitting and compliance	30%
Other goals	As Appropriate

For 2010, our actual total annual cash compensation compared to the median of our operating company peer group is as follows:

Name	2010 Annualized Base Salary	2010 Actual Annual Incentive Award (1)	2010 Annual Cash Compensation	Comparison to Benchmark – % of Median
Bruce D. Hansen	$450,000	$337,500	$787,500	77%
David A. Chaput	$275,000	$137,500	$412,500	102%
Robert I. Pennington	$250,000	$125,000	$375,000	85%
R. Scott Roswell (2)	$225,000	$37,125	$262,125	67%
Lee M. Shumway	$195,000	$97,500	$292,500	92%

(1)                                  One-third of the annual incentive awards has been paid ($111,375 in the case of Mr. Hansen, $45,375 in the case of Mr. Chaput, $41,250 in the case of Mr. Pennington, $12,251 in the case of Mr. Roswell, and $32,175 in the case of Mr. Shumway).  The remaining two-thirds of the annual incentive awards will become payable, in part or in whole, when the relevant milestones are achieved.  See “—Executive Summary—Highlights for Our Executive Compensation for 2010 — Annual Incentive Awards” above for additional information regarding the applicable milestones.

(2)                                  Mr. Roswell was hired in September 2010, so the 2010 Actual Incentive Award above reflects the pro rated amount for which he is eligible.  Using an annualized potential 2010 Actual Incentive Award of $112,500, Mr. Roswell’s total 2010 Annual Cash Compensation would have been $337,500 or 86% of the median pay for a similar position based on our operating company peer group.

Long-Term Equity Incentives

As a development stage company with limited financial resources, long-term equity awards are a significant element of our executive compensation program.  Equity awards have been a key component in attracting and retaining our executive officers.  Each of our named executive officers negotiated equity awards in his employment or offer letter agreement.

In 2009, we granted equity awards to our executive officers in February.  During 2010, we asked our stockholders to approve an amendment to our 2006 Equity Incentive Plan, which included an increase in authorized shares for issuance.  As a result, we did not grant equity awards to our executive officers in February 2010.  Our stockholders approved the amendment and restatement of the 2006 Equity Incentive Plan in May 2010.  During 2010, the committee determined that it was appropriate to change the timing of grants of equity awards to our executive officers to December in order to make the timing of equity award grants to our executive officers consistent with the timing of equity award grants to other employees, which were also determined in December.  In December 2010, the committee granted equity awards to our executive officers consisting of restricted stock units, or RSUs, and stock appreciation rights, or SARs.  In addition to changing the timing of equity awards, the committee also changed the design of awards made in December 2010.  Below is a summary of 2010 equity awards for our executive officers:

Name	Performance-Based SARs (1)	Performance-Based RSUs (2)	Time-Based RSUs (3)
Bruce D. Hansen	90,000	30,000	30,000
David A. Chaput	40,000	13,500	13,500
Robert I. Pennington	40,000	13,500	13,500
R. Scott Roswell	27,000	9,000	9,000
			50,000	(4)
Lee M. Shumway	27,000	9,000	9,000

(1)                                  These SARs were granted on December 16, 2010, with a base price of $5.49 per share, the closing price of our common stock on the date of grant.  Subject to continuous employment, the SARs vest solely upon commencement of commercial production of the Mt. Hope Project.

(2)                                  These RSUs were granted on December 16, 2010.  Subject to continuous employment, the RSUs vest solely upon commencement of commercial production of the Mt. Hope Project.

(3)                                  These RSUs were granted on December 16, 2010.  Subject to continuous employment, the RSUs vest one-third on December 16, 2011, one-third on December 16, 2012 and the remaining one-third on December 16, 2013.

(4)                                  Mr. Roswell also received an award of 50,000 RSUs granted on September 16, 2010 in connection with his commencement of employment.  Subject to continuous employment, Mr. Roswell’s RSUs vest one-third on September 16, 2011, one-third on September 16, 2012 and the remaining one-third on September 16, 2013.

Retention Incentive Agreements

During 2009, in conjunction with our decision to freeze base salaries, we entered into Retention Incentive Agreements with certain employees, including our executive officers in order to provide an incentive for each individual to continue his employment with the Company through the critical phase of obtaining permitting and construction financing for, and the construction of, the Mt. Hope mine.  The Retention Incentive Agreements provide for the payment of cash incentive amounts to the covered executive if he remained continuously employed by the Company from May 7, 2009 through January 1, 2011.

Effective January 1, 2011, the following cash incentive amounts became payable to our executive officers:  Mr. Hansen $262,500, Mr. Chaput $112,500, Mr. Pennington $125,000 and Mr. Shumway $43,945.  Mr. Shumway’s agreement also included a restricted stock award of 54,732 shares that vested on January 1, 2011.

Employee Benefits

Our executive officers generally participate in the same employee benefit programs (401(k) plan, health, dental, vision, life, accident and disability insurance) as other employees.

Employment and Change of Control Agreements

In order to attract and retain key executives, the Company previously entered into employment agreements with Mr. Hansen and Mr. Chaput.  In February 2009, the agreements for Mr. Hansen and Mr. Chaput were amended to extend the term of the agreements to December 31, 2011 and to revise the change of control definition and benefits.  As amended, upon a change of control, Mr. Hansen and Mr. Chaput are each entitled to: (i) a lump sum payment of (a) three times the executive’s annual base compensation and (b) the executive’s cash incentive award for major financing, if it has not previously been paid and (ii) full vesting of all outstanding stock-based equity awards.  The definition of change of control was modified to include a change in the composition of the Board if current members of the Board no longer constitute a majority of the Board (except for new directors whose election or nomination was approved by at least a majority of the incumbent board).

The terms of employment for Mr. Pennington, Mr. Roswell, and Mr. Shumway are covered by offer letter agreements and change of control severance agreements.  The change of control severance agreements generally expire on December 31, 2011 and include the same definition of change of control as the agreements for Mr. Hansen and Mr. Chaput.  Generally, if a change of control occurs and the Company (or its successor) terminates the employment of the covered executive without cause during the one-year period following the closing of the change of control event or the executive terminates employment for good reason during the one-year period, the executive will be entitled to a lump sum severance payment (a double-trigger arrangement).  The severance payment is subject to execution of a binding termination release agreement.  The amount of the severance payment will be equal to two times the executive’s annual base salary plus 100% of his target annual incentive award for one year, if any.  In addition, all outstanding stock-based equity awards will vest, regardless of whether his employment has terminated.

Timing of Compensation Decisions

Salary adjustments and annual incentive awards have typically been made at the Compensation Committee and Board meetings held in January or February and have been based, in part, on the individual executive officer’s performance in the prior fiscal year.

In 2010, the committee changed the timing of its determination of salary adjustments and equity awards to December in order to make the timing of equity award grants to our executive officers consistent with the timing of equity award grants to other employees, which were determined in December.  For additional information, see “Elements of Compensation and 2010 Compensation Decisions—Long-Term Equity Incentives” above.

Individual Executive Officers and the CEO

Each of our executive officers is considered individually in the compensation setting process.  In setting cash compensation, the primary factors are the scope of the executive officer’s duties and responsibilities, the executive officer’s performance of those duties and responsibilities, the executive officer’s experience level and tenure with us, and a general evaluation of the competition in the market for key executives with the executive officer’s experience.  Long-term equity incentives are focused largely on retention of our executive officers and matching the financial interests of our executive officers with those of our stockholders.

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation information for the fiscal years 2010, 2009, and 2008 of our Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers (our named executive officers).

Name and Principal Position	Year	Salary ($)	Incentive Award (1) ($)	Stock Awards (2) ($)	Option /SAR Awards (2) ($)	All Other Compensation ($)		Total ($)
Bruce D. Hansen (3)	2010	450,000	111,375	329,400	298,331	23,242	(3)	1,212,348
Chief Executive Officer	2009	350,000	—	—	112,720	18,742	(3)	481,462
	2008	350,000	50,000	—	—	18,565	(3)	418,565

David A. Chaput (4)	2010	275,000	45,375	148,230	132,591	11,555	(4)	612,751
Chief Financial Officer	2009	225,000	—	—	45,088	11,104	(4)	281,192
	2008	225,000	50,000	—	—	11,225	(4)	286,225

Robert I. Pennington (5)	2010	250,000	41,250	148,230	132,591	14,301	(5)	586,372
Vice President of	2009	250,000	—	—	52,691	13,481	(5)	316,172
Engineering and Construction	2008	200,000	62,475	—	—	10,466	(5)	272,941

R. Scott Roswell (6)	2010	65,625	12,251	257,820	89,499	2,554	(6)	427,749
Vice President, Human
Resources and Corporate Counsel

Lee M. Shumway (7)	2010	195,000	32,175	98,820	89,499	9,956	(7)	425,450
Controller and Treasurer	2009	175,780	—	144,493	—	10,763	(7)	331,036

(1)          One-third of the 2010 annual incentive awards has been earned and was paid in 2011 ($111,375 in the case of Mr. Hansen, $45,375 in the case of Mr. Chaput, $41,250 in the case of Mr. Pennington, $12,251 in the case of Mr. Roswell, and $32,175 in the case of Mr. Shumway).  The remaining two-thirds of the 2010 annual incentive awards will become payable, in part or in whole, when the relevant milestones are achieved.  See “—Executive Summary—Highlights for Our Executive Compensation for 2010—Annual Incentive Awards” above for additional information regarding the applicable milestones.

(2)          These amounts do not represent the actual amounts paid to or realized by these individuals.  These amounts represent the aggregate grant date fair value for grants during the fiscal year, computed in accordance with applicable accounting rules (FASB ASC Topic 718), excluding the amount of estimated forfeitures.  For information regarding the assumptions used to calculate the grant date fair value, see Note 7 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.  The grant date fair value for the performance-based stock appreciation rights granted on December 16, 2010, is $3.31 per share, and assumes an estimate of performance of 100% probability.  The grant date fair value for the performance-based restricted stock units granted on December 16, 2010, is $5.49 per share, and assumes an estimate of performance of 100% probability.

(3)          The All Other Compensation amount for Mr. Hansen for 2010 represents $22,000 in Company matching contributions to our 401(k) plan and $1,242 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Hansen for 2009 represents $17,500 in Company matching contributions to our 401(k) plan and $1,242 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Hansen for 2008 represents $16,771 in Company matching contributions to our 401(k) plan and $1,794 in group term life insurance premiums paid by the Company.

(4)          The All Other Compensation amount for Mr. Chaput for 2010 represents $10,313 in Company matching contributions to our 401(k) plan and $1,242 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Chaput for 2009 represents $10,000 in Company matching contributions to our 401(k) plan and $1,104 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Chaput for 2008 represents $10,313 in Company matching contributions to our 401(k) plan and $912 in group term life insurance premiums paid by the Company.

(5)         The All Other Compensation amount for Mr. Pennington for 2010 represents $11,979 in Company matching contributions to our 401(k) plan and $2,322 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Pennington for 2009 represents $11,127 in Company matching contributions to our 401(k) plan and $2,354 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Pennington for 2008 represents $9,500 in Company matching contributions to our 401(k) plan and $966 in group term life insurance premiums paid by the Company.

(6)          Mr. Roswell was hired as our vice president, human resources and corporate counsel in September 2010.  The all other compensation amount for Mr. Roswell for 2010 represents $2,344 in company matching contributions to our 401(k) plan and $210 in group term life insurance premiums paid by the company.

(7)          Mr. Shumway was hired as our Director, Business Processes and IT in November 2007 and he became our Controller and Treasurer in June 2009.  The All Other Compensation amount for Mr. Shumway for 2010 represents $9,344 in Company matching contributions to our 401(k) plan and $612 in group term life insurance premiums paid by the Company.  The All Other Compensation amount for Mr. Shumway for 2009 represents $10,222 in Company matching contributions to our 401(k) plan and $541 in group term life insurance premiums paid by the Company.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes certain information regarding grants made to each our named executive officers during 2010.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1) Target (#)		All Other Stock Awards: Number of Shares or Stock or Units (1) (#)		Exercise or Base Price of Option/SAR Awards (2) ($/Sh)	Grant Date Fair Value of Stock and Option/SAR Awards (3) ($)
Bruce D. Hansen	12/16/2010	90,000	(4)	—		$5.49	$298,331
	12/16/2010	30,000	(5)	—		—	$164,700
	12/16/2010	—		30,000	(6)	—	$164,700

David A. Chaput	12/16/2010	40,000	(4)	—		$5.49	$132,591
	12/16/2010	13,500	(5)	—		—	$74,115
	12/16/2010	—		13,500	(6)	—	$74,115

Robert I. Pennington	12/16/2010	40,000	(4)	—		$5.49	$132,591
	12/16/2010	13,500	(5)	—		—	$74,115
	12/16/2010	—		13,500	(6)	—	$74,115

R. Scott Roswell	9/16/2010	—		50,000	(7)	—	$159,000
	12/16/2010	27,000	(4)	—		$5.49	$89,499
	12/16/2010	9,000	(5)	—		—	$49,410
	12/16/2010	—		9,000	(6)	—	$49,410

Lee M. Shumway	12/16/2010	27,000	(4)	—		$5.49	$89,499
	12/16/2010	9,000	(5)	—		—	$49,410
	12/16/2010	—		9,000	(6)	—	$49,410

(1)          Awards have been made under the General Moly, Inc. 2006 Equity Incentive Plan.

(2)          The exercise or base price for the stock appreciation rights is determined by the closing market price per share on the day of grant.

(3)          The grant date fair value is calculated as of the grant date under FASB Topic 718, excluding the effect of estimated forfeitures and based upon the probable outcome of 100% for performance-based awards.

(4)          Represents performance-based stock appreciation rights (SARs) scheduled to vest 100% upon commencement of commercial production at the Mt. Hope Project, subject to continuous employment.  (5)   Represents performance-based restricted stock units scheduled to vest 100% upon commencement of commercial production at the Mt. Hope Project, subject to continuous employment.

(6)          Represents time-based restricted stock units scheduled to vest one-third on December 16, 2011, one-third on December 16, 2012 and one-third on December 16, 2013, subject to continuous employment.

(7)          Represents a restricted stock unit award granted on September 16, 2010 in connection with his commencement of employment.  The units are scheduled to vest one-third (16,666 units) on September 16, 2011, one-third (16,667 units) on September 16, 2012 and one-third (16,667 units) on September 16, 2013, subject to continuous employment.

We believe that stock-based incentives through stock options, stock appreciation rights and restricted stock awards ensure that our executive officers have a continuing stake in our long-term success, which will enable us to transition from a development stage company to an operating company.  We focus on creating long-term value for our stockholders by aligning the financial interests of our executive officers with those of our stockholders, since the price of our stock is the principal factor in stockholder value over time.

Historically, we have issued stock options, and restricted stock and restricted stock unit awards to our executive officers and key employees under our 2003 Stock Option Plan (the “2003 Plan”) and our 2006 Equity Incentive Plan (the “2006 Plan”).  Following the adoption and stockholder approval of the 2006 Plan, no additional awards were granted under the 2003 Plan and there are currently no awards outstanding under the 2003 Plan.  For a limited period of time, prior to the inception of the 2006 Plan, we issued stock options pursuant to individual option agreements that were not approved by our stockholders.  See “Equity Compensation Plan Information.”  Formerly stock options were, and now restricted stock units are, principally awarded at the start of employment with a two-year to three-year vesting period.  The purpose of the 2006 Plan is to provide us with a greater ability to attract, retain, and motivate our officers, directors and key employees.

Our 2006 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock units and stock appreciation rights, which may be granted to our employees (including officers), directors and consultants.  Each award is subject to an agreement between the Company and the recipient of the grant reflecting the terms and conditions of the award.  Subject to the terms of the 2006 Plan, the Compensation Committee establishes grant dates, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting.  The Compensation Committee , in accordance with the 2006 Plan, sets the option exercise price, and, if applicable, the strike price for stock appreciation rights, in each case based on the closing price of the Company’s common stock on the date of the grant.

Compensation Arrangements and Employment Agreements

The material terms of our named executive officers’ annual compensation, including base salaries, bonus awards, our equity granting practices and employment, change in control and stay bonus agreements are described in our “Compensation Discussion and Analysis” and “Employment Agreements” sections of this proxy statement.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

The following table provides information with respect to outstanding stock options/SARs, restricted stock awards and restricted stock units held by our named executive officers as of December 31, 2010.

	OPTION/SAR AWARDS								STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options/SARs (1) (#) Exercisable		Number of Securities Underlying Unexercised Options/SARs (1) (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (1) (#)		Option /SAR Exercise Price (2)	Option /SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Bruce D. Hansen	500,000	(3)					$2.78	1/29/2012
	250,000	(3)					$2.78	1/29/2013
	66,666	(3)					$0.76	2/27/2015
			66,667	(3)			$0.76	2/27/2016
			66,667	(3)			$0.76	2/27/2017
					90,000	(4)	$5.49	11/15/2018
									10,000	(3)	$64,800
									10,000	(3)	$64,800
									10,000	(3)	$64,800
												30,000	(4)	$194,400

David A. Chaput	150,000	(5)					$6.40	4/24/2012
	100,000	(5)					$6.40	4/24/2013
					150,000	(5)	$6.40	4/24/2014
	26,666	(5)					$0.76	2/27/2015
			26,667	(5)			$0.76	2/27/2016
			26,667	(5)			$0.76	2/27/2017
					40,000	(4)	$5.49	11/15/2018
									4,500	(5)	$29,160
									4,500	(5)	$29,160
									4,500	(5)	$29,160
												13,500	(4)	$87,480

Robert I. Pennington	50,000	(6)					$7.98	10/19/2012
	50,000	(6)					$7.98	10/19/2013
	50,000	(6)					$7.98	10/19/2014
	26,666	(6)					$0.96	2/5/2015
			26,667	(6)			$0.96	2/5/2016
			26,667	(6)			$0.96	2/5/2017
					40,000	(4)	$5.49	11/15/2018
												145,000	(7)	$939,600
									4,500	(6)	$29,160
									4,500	(6)	$29,160
									4,500	(6)	$29,160
												13,500	(4)	$87,480

R. Scott Roswell					27,000	(4)	$5.49	11/15/2018
									16,666	(8)	$107,996

	OPTION/SAR AWARDS								STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options/SARs (1) (#) Exercisable		Number of Securities Underlying Unexercised Options/SARs (1) (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/SARs (1) (#)		Option /SAR Exercise Price (2)	Option /SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (1) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
									16,667	(8)	$108,002
									16,667	(8)	$108,002
									3,000	(9)	$19,440
									3,000	(9)	$19,440
									3,000	(9)	$19,440
												9,000	(4)	$58,320

Lee M. Shumway	50,000	(10)					$10.57	11/26/2013	54,732	(10)	$354,663
	50,000	(10)					$10.57	1/26/2014
	3,256	(10)					$4.35	10/1/2014
	3,257	(10)					$4.35	10/1/2015
			3,257	(10)			$4.35	10/1/2016
					27,000	(4)	$5.49	11/15/2018
									3,000	(9)	$19,440
									3,000	(9)	$19,440
									3,000	(9)	$19,440
												9,000	(4)	$58,320

(1)          All of the awards were made under the 2006 Plan.

(2)          The option/SAR exercise price is the closing market price of the stock on the day of the grant.

(3)          Option granted on January 30, 2007, with 500,000 shares vested immediately and 250,000 shares vested on January 30, 2008.  SARs were granted on February 27, 2009, with 66,666 vested on February 27, 2010, and 66,667 scheduled to vest on February 27, 2011 and 66,667 on February 27, 2012.  Restricted stock units were granted on December 16, 2010 and are scheduled to vest 10,000 on December 16, 2011, 10,000 on December 16, 2012, and 10,000 on December 16, 2013.

(4)      Performance SARs and restricted stock units were granted on December 16, 2010 and are scheduled to vest at the commencement of commercial production at the Mt. Hope Mine, subject to continuous employment.  The market value of the restricted stock units was determined by multiplying the closing market price of a share of our common stock on December 31, 2010 of $6.48 by the number of shares granted, which assumes that all performance goals for the shares are achieved.  The SARs expire on the earliest of termination of service, the 5th anniversary of the vesting date, the 10th anniversary of the date of grant, or in the event of a change in control.

(5)          Option granted on April 25, 2007, with 150,000 shares vested immediately and 100,000 shares vested on April 25, 2008.  In addition, 150,000 shares are scheduled to vest upon the completion of equity or debt financing which raises sufficient funds to commence production at the Mt. Hope Project and to cover costs and expenditures during the construction period.  The option will expire five years after the vesting date, but in no event later than the tenth anniversary of the date of grant, April 25, 2017.  SARs were granted on February 27, 2009, with 26,666 vested on February 27, 2010, and 26,667 are scheduled to vest on February 27, 2011 and 26,667 on February 27, 2012.  Restricted stock units were granted on December 16, 2010 and are scheduled to vest 4,500 on December 16, 2011, 4,500 on December 16, 2012, and 4,500 on December 16, 2013.

(6)          Option granted on October 19, 2007 with 50,000 shares vested immediately, 50,000 shares vested on October 19, 2008 and 50,000 shares vested on October 19, 2009.  SARs were granted on February 5, 2009, with 26,666 vested on February 5, 2010, and 26,667 are scheduled to vest on February 5, 2011 and 26,667 on February 5, 2012. Restricted stock units granted on December 16, 2010 and are scheduled to vest 4,500 on December 16, 2011, 4,500 on December 16, 2012, and 4,500 on December 16, 2013.

(7)          An award of 165,000 shares of restricted stock was granted on October 19, 2007.  During 2008, 10,000 shares of restricted stock vested upon satisfaction of the engineering and procurement phase 1 goal.  During 2009, 10,000 shares of restricted stock vested upon satisfaction of the engineering and procurement phase 2 goal.  See the “Option/SAR Exercises and Stock Vested During 2009” table.  The remaining shares are scheduled to vest based upon the achievement of designated performance goals.  In addition, 30,000 shares will vest upon attainment of the construction completion goal, 30,000 shares will vest upon satisfying the cost of contracted construction goal, 35,000 shares (17,500 each) will vest upon satisfying the commissioning phase 1 and phase 2 goals and the remaining 50,000 shares will vest based upon satisfying the specified production goal within six months of initial start-up.  The Company may adjust the timing of completion of the goals to accommodate changes in the schedule as a result of environmental permitting or financial considerations.  The market value of the stock award was determined by multiplying the closing market price of a share of our common stock on December 31, 2010 of $6.48 by 145,000 shares, which assumes that all performance goals for the shares are achieved.

(8)          Restricted stock units granted on September 16, 2010 and scheduled to vest 16,666 units on September 16, 2011, 16,667 units on September 16, 2012, and 16,667 units on September 16, 2013.

(9)          Restricted stock units granted on December 16, 2010 and scheduled to vest 3,000 units on December 16, 2011, 3,000 units on December 16, 2012, and 3,000 units on December 16, 2013.

(10)    Option granted on November 26, 2007 with 50,000 shares vested on November 26, 2008 and 50,000 shares vested on November 26, 2009.  SARs were granted on November 1, 2008, with 3,256 SARs vested on November 1, 2009 and 3,257 SARs vested on November 1, 2010.  The remaining 3,257 SARs are scheduled to vest on November 1, 2011.  Restricted stock granted on June 1, 2009, with scheduled vesting on January 1, 2011.  The market value of the stock award was determined by multiplying the closing market price of a share of our common stock on December 31, 2010 of $6.48 by 54,732 shares.

OPTION/SAR EXERCISES AND STOCK VESTED DURING 2010

No options or SAR awards were exercised by our named executive officers during fiscal 2010 and no stock awards granted to our named executive officers vested during fiscal 2010.  Accordingly, tabular disclosure regarding the same has been omitted from this proxy statement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential payments upon termination or change in control for Mr. Hansen, Mr. Chaput, Mr. Pennington, Mr. Roswell, and Mr. Shumway are set forth in their respective employment agreements or offer letter agreements and change of control agreements, described below.

In the event of a change in control as defined in our 2006 Plan, and previously under our 2003 Plan, all outstanding options and other awards under the plans may be assumed, continued or substituted by any surviving or acquiring entity.  If the surviving or acquiring entity elects not to assume, continue or substitute the awards, the vesting of such awards held by award holders whose service with us or any of our affiliates has not terminated will be accelerated, the awards will be fully vested and exercisable immediately prior to the consummation of the transaction and the stock awards will automatically terminate upon consummation of the transaction if not exercised prior to such event.

Employment Agreements

The following is a summary of the employment agreements or offer letter agreements and change of control agreements that were in effect between us and each of our named executive officers during the last fiscal year.  For information regarding changes to the agreements effective during 2010, see “Compensation Discussion and Analysis—Employment and Change of Control Agreements.”

Bruce D. Hansen.  On January 30, 2007, we entered into an employment agreement with Mr. Hansen to serve as our Chief Executive Officer for a term of three years.  Mr. Hansen’s agreement was subsequently amended and restated effective September 13, 2007.  The agreement was further amended in 2009 to extend the term and to modify and clarify the Company’s obligations under the agreement upon a change of control of the Company.  The following is a description of the terms of his agreement, as in effect on December 31, 2010.

The term of the agreement generally expires on December 31, 2011.  Under this agreement, Mr. Hansen is paid an annual base salary of $350,000, subject to annual review and adjustment by the Board.  Mr. Hansen is eligible to receive a discretionary cash incentive payment in an amount, if any, as determined by the Board from time to time.  In addition, Mr. Hansen was granted an option to purchase 750,000 shares of stock, all of which are fully vested.  Mr. Hansen was also granted a restricted stock award of 250,000 shares that vested upon completion of a financing that satisfied the cash requirements in our 2007 budget.  Upon the completion of an equity or debt financing that raises sufficient capital to commence production at the Mt. Hope Project, Mr. Hansen is entitled to a cash payment of $1,000,000.  If a “change of control” occurs, Mr. Hansen will be entitled to receive a payment equal to three years of annual base salary and the vesting of all outstanding unvested equity awards will accelerate.  In addition, he will be paid the cash incentive award of $1,000,000 for major financing if it has not previously been paid.  In the event the Company terminates Mr. Hansen’s employment without cause, Mr. Hansen will be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to two years of his annual base salary.  If Mr. Hansen terminates his employment for “good reason,” which includes a substantial diminution of Mr. Hansen’s duties, a direction to Mr. Hansen that would violate local, state or federal law, or a failure by the Company to pay Mr. Hansen’s base salary, Mr. Hansen will be entitled to any base salary earned but not yet paid and a severance payment in an amount equal to one year of his annual base salary.

David A. Chaput.  On April 25, 2007, we entered into the three-year employment agreement with David A. Chaput pursuant to which Mr. Chaput serves as our Chief Financial Officer.  The agreement was further amended in 2009 to extend the term and to modify and clarify the Company’s obligations under the agreement upon a change of control of the Company.  The following is a description of the terms of his agreement, as in effect on December 31, 2010.

The term of the agreement generally expires on December 31, 2011.  Under this agreement, Mr. Chaput is paid an annual base salary of $225,000 per year, subject to annual review and adjustment by the Board.  His agreement includes a cash incentive payment of $50,000 upon his establishment of a dwelling at his assigned location, which was paid to him during 2007.  In addition, the agreement provides for other cash incentive payments as our Board may determine from time to time.  In accordance with the agreement, Mr. Chaput received an option to purchase 400,000 shares of common stock under the 2006 Plan, 250,000 of which are fully vested and 150,000 of which were scheduled to vest upon completion of a financing which raises sufficient capital to commence production of the Mt. Hope Project.  Mr. Chaput will also receive a cash payment of $400,000 within 45 days of the completion of a financing which raises sufficient capital to commence production at the Mt. Hope Project.  Upon a “change of control” of the Company, Mr. Chaput will receive three years of his annual base salary, and any outstanding unvested equity awards that Mr. Chaput holds will vest on the effective date of the closing of the change of control event.  In the event the Company terminates Mr. Chaput’s employment without cause, Mr. Chaput will be entitled to his base salary earned but not yet paid and a severance payment in an amount equal to two years of his annual base salary.  If Mr. Chaput terminates his employment for “good reason,” which includes a substantial diminution of Mr. Chaput’s duties, a direction to Mr. Chaput that would violate local, state or federal law, or a failure by the Company to pay Mr. Chaput’s base salary, Mr. Chaput will be entitled to receive any base salary earned but not yet paid and a severance payment equal to one year of his annual base salary.

Robert I. Pennington.  On October 5, 2007, we entered into an offer letter agreement with Robert I. Pennington pursuant to which Mr. Pennington serves as our Vice President of Engineering and Construction.  Pursuant to the terms of this agreement, Mr. Pennington is paid a base salary of $200,000 per year, plus eligibility for a performance based annual incentive award.  Mr. Pennington received an option to purchase 150,000 shares of common stock under the 2006 Plan, all of which are fully vested.  In addition, Mr. Pennington is also eligible to receive up to 165,000 shares of restricted common stock upon reaching certain pre-determined goals relating to the Mt. Hope Project, of which 20,000 shares of the restricted common stock have been issued to Mr. Pennington.  Effective April 23, 2009, Mr. Pennington entered into a Change of Control Agreement whereby if Mr. Pennington’s employment is terminated by the Company as a result of a change of control, or one year following the closing of the change of control, or Mr. Pennington terminates employment for “good reason,” such as material diminution of duties or salary, geographic relocation, or material breach, Mr. Pennington will be paid two years of his annual salary and 100% of his annual target incentive payment.  In addition, all of his outstanding equity awards will vest, regardless of whether Mr. Pennington has terminated employment.

R. Scott Roswell.  On August 17, 2010, we entered into an offer letter agreement with R. Scott Roswell pursuant to which Mr. Roswell serves as our Corporate Counsel and Vice President of Human Resources.  Pursuant to the terms of this agreement, Mr. Roswell is paid a base salary of $225,000 per year, plus eligibility for a performance based annual incentive award.  Mr. Roswell received an award of 50,000 RSUs under the 2006 Plan and a RSU agreement, pursuant to which 1/3 of the RSUs will vest equally on the first, second, and third anniversary of the grant date, so long as Mr. Roswell is an employee of the Company on the vesting date.  Effective September 16, 2010, Mr. Roswell entered into a Change of Control Agreement whereby if Mr. Roswell’s employment is terminated by the Company as a result of a change of control, or one year following the closing of the change of control, or Mr. Roswell terminates his employment for “good reason,” such as material diminution of duties or salary, geographic relocation, or material breach, Mr. Roswell will be paid two years of his annual salary and 100% of his annual target incentive payment. In addition, all of his outstanding equity awards will vest, regardless of whether Mr. Roswell has terminated employment.

Lee M. Shumway.  On November 6, 2007, we entered into an offer letter agreement with Lee M. Shumway pursuant to which Mr. Shumway initially served as the Director of Business Process/Information Technology.  Mr. Shumway now serves as our Controller and Treasurer.  Pursuant to the terms of this agreement, Mr. Shumway is paid a base salary of $165,000 per year.  Mr. Shumway’s offer letter agreement also provided Mr. Shumway an option to purchase 100,000 shares of common stock under the 2006 Plan, all of which are fully vested.  Effective March 16, 2009, Mr. Shumway entered into a Change of Control Agreement whereby if Mr. Shumway’s employment is terminated by the Company as a result of a change of control, or one year following the closing of the change of control, or Mr. Shumway terminates employment for “good reason,” such as material diminution of duties or salary, geographic relocation, or material breach, Mr. Shumway will be paid two years of his annual salary and 100% of his annual target incentive payment. In addition, all of his outstanding equity awards will vest, regardless of whether Mr. Shumway has terminated employment.

Change of Control — Employment Agreements

Generally, for purposes of the executive employment and change of control severance agreements, a change of control occurs if:

•                  Any single holder (or group acting in concert) acquires ownership of 50% or more of the outstanding common stock or combined voting power of the Company (under the present capitalization, outstanding stock and voting power are the same).  The following acquisitions are excluded:  (a) acquisition of shares from the Company; and (b) acquisition of shares by the Company or by any employee benefit plan sponsored by the Company; or

•                  There is a business combination (a merger, reorganization, etc.) involving the Company and another company unless substantially all of the holders who owned shares of the Company before the combination own more than half of the shares of the company resulting from the combination in substantially the proportion that they owned our shares and no one (including a group acting in concert) owns more than one-half of the resulting company.  In other words, generally, if we merged with another company and our stockholders owned more than one-half of the resulting company there would not be a change of control.  If they owned less than 50%, a change of control would have occurred; or

•                  The current (incumbent) members of the Company’s Board no longer constitute at least a majority of the Board; provided, however, that an individual that becomes a director whose election or nomination was approved by at least a majority of the directors serving on the incumbent Board is considered as though such individual was a member of the incumbent Board unless the individual assumed the office as a result of an actual or threatened election contest or solicitation of proxies or consents on the person’s behalf; or

•                  All or substantially all of our operating assets are sold to an unrelated party; or

•                  Our stockholders approve a liquidation or dissolution of the Company.

2006 Equity Incentive Plan and 2003 Stock Option Plan

In general, under the terms of the 2006 Equity Incentive Plan and the previous 2003 Stock Option Plan, in the event of a change in control (as defined in each of the plans), outstanding awards will either be assumed or substituted by the surviving corporation or automatically become fully vested and exercisable for a limited period of time.

Severance and Change in Control Payments

The following is a summary of potential payments payable to our named executive officers upon termination of employment or a change in control of the Company under each circumstance assuming the event occurred on December 31, 2010.  Actual payments will be paid in a lump sum and may be more or less than the amounts described below.  In addition, the Company may enter into new arrangements or modify these arrangements, from time to time.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

ON DECEMBER 31, 2010

The following are estimated payments that would be provided to each of our named executive officers in the event of termination of the named executive officer’s employment assuming a termination date of December 31, 2010.

Name	Base Salary	Incentive Award	Value of Accelerated Vesting of Equity Awards (1)
Bruce D. Hansen (2)
Change of control	$1,350,000	$1,000,000	$1,864,004
Termination without cause	$900,000	—	—
Termination for good reason	$450,000	—	—
David A. Chaput (3)
Change of control	$825,000	$400,000	$1,751,764
Termination without cause	$550,000	—	—
Termination for good reason	$275,000	—	—
Robert I. Pennington (4)
Change of control (5)	—	—	$1,719,364
Termination without cause as a result of a change of control or for good reason	$500,000	$125,000	$1,719,364
R. Scott Roswell (4)
Change of control (5)	—	—	$615,600
Termination without cause as a result of a change of control or for good reason	$450,000	$112,500	$615,600
Lee M. Shumway (4)
Change of control (5)	—	—	$667,369
Termination without cause as a result of a change of control or for good reason	$390,000	$97,500	$667,369

(1)          Amounts are based upon our closing stock price of $6.48 per share on December 31, 2010.  Amount includes the value of accelerated vesting of stock awards, accelerated vesting of SARs and accelerated vesting of stock options, to the extent the option exercise price exceeded the closing stock price of our common stock on December 31, 2010.  The amounts do not include potential exercise of vested stock options.  See the “Outstanding Equity Awards at December 31, 2010” table for information regarding vested stock options.

(2)          Includes a change of control payment equal to three times his base salary and payment of his $1,000,000 major financing award to the extent not already paid.  In the event of his termination without cause he is entitled to a payment equal to two times his base salary.  In the event of his termination for good reason he is entitled to a payment equal to one times his base salary.

(3)          Includes a change of control payment equal to three times his base salary and payment of his $400,000 major financing award to the extent not already paid.  In the event of his termination without cause he is entitled to a payment equal to two times his base salary.  In the event of his termination for good reason he is entitled to a payment equal to one times his base salary.

(4)          In the event of his termination without cause as a result of a change of control, or one year following the closing of the change of control, or election of termination for “good reason” he is entitled to two years of his base salary, 100% of his annual target incentive payment, and vesting of all of his outstanding stock awards.

(5)          In the event of a change of control, all outstanding equity awards will vest and be exercisable upon the effective date of the closing of the change of control, regardless of whether his employment has terminated.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)	Weighted Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by security holders	2,862,843	$5.13	4,198,798	(1)
Equity compensation plans not approved by security holders	200,000	$2.57	—	(2)
Total	3,062,843	$4.97	4,198,798

(1)          The aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2006 Equity Incentive Plan cannot exceed 9,600,000, including the unissued shares available under the 2003 Plan.  Awards under the 2006 Plan may include incentive stock options, non-statutory stock options, restricted stock awards, restricted stock units and stock appreciation rights.  As of December 31, 2010, the number of shares of common stock that remained available for issuance under the 2006 Plan was 4,198,798 shares.  The number of shares reflected in column (a) does not include 707,941 shares related to outstanding stock appreciation rights (SARs) that may be settled in shares or cash, in the discretion of the Compensation Committee.

(2)          Below is a summary of the material terms of the individual stock option agreements for outstanding stock options granted pursuant to individual compensation arrangements not approved by our stockholders.

			OPTION AWARDS
Name	Grant Date	Expiration Date	Option Exercise Price	Number of securities Underlying Options	Vesting Schedule
Ricardo Campoy (1)	8/4/2006	8/3/2011	$2.34	33,333	33,333 vested on 8/4/2006
		8/3/2012		33,333	33,333 vested on 8/4/2007
		8/3/2013		33,334	33,334 vested on 8/4/2008
Richard F. Nanna (1)	4/5/2006	4/5/2011	$2.80	50,000	100% vested on 4/5/2006
R. David Russell (1)	4/5/2006	4/5/2011	$2.80	50,000	100% vested on 4/5/2006
Total				200,000

(1)          Option grant made in connection with his service as a non-employee member of the Board of the Company.

DIRECTOR COMPENSATION

The following table lists compensation information for fiscal 2010 for our directors and our secretary who were not employees.  Mr. Hansen, who is also our Chief Executive Officer, does not receive any separate compensation for his service as a director.  Mr. Hansen’s compensation is fully reflected in the Summary Compensation Table and, as appropriate, in the other tables above.  Mr. Xiao, who was appointed to the Board on February 25, 2011, as Hanlong’s representative to the Board, does not receive compensation, and has been omitted from the table below.  Columns required by SEC rules are omitted where there is no amount to report.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Total ($)
Ricardo M. Campoy	70,000	34,350	—	104,350
Jean-Pierre M. Ergas (2)	21,875	34,350	—	56,225
Patrick M. James (2)	11,667	116,663	—	128,330
Mark A. Lettes	75,000	34,350	—	109,350
Gary A. Loving	66,000	34,350	—	100,350
Richard F. Nanna	61,000	34,350	—	95,350
Gregory P. Raih (2)	17,333	79,500	—	96,833
R. David Russell	57,000	34,350	—	91,350
Andrew G. Sharkey, III	59,125	34,350	—	93,475
Michael K. Branstetter (3)	20,000	11,450	—	31,450

(1)          These amounts do not represent the actual amounts paid to or realized by these individuals.  These amounts represent the aggregate grant date fair value for grants during the fiscal year, computed in accordance with applicable accounting rules (FASB ASC Topic 718), excluding the amount of estimated forfeitures.  For information regarding the assumptions used to calculate the grant date fair value, see Note 7 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.  As of December 31, 2010, the aggregate number of shares of our common stock underlying outstanding option awards and the number of shares of restricted stock for each non-employee director and our secretary was as follows:

Name	Aggregate Shares Underlying Options as of 12/31/2010	Restricted Shares as of 12/31/2010
Ricardo M. Campoy	150,000	—
Jean-Pierre M. Ergas (2)	—	—
Patrick M. James (2)	—	—
Mark A. Lettes	100,000	—
Gary A. Loving	—	—
Richard F. Nanna	50,000	—
Gregory P. Raih (2)	—	—
R. David Russell	70,000	—
Andrew G. Sharkey, III	—	—
Michael K. Branstetter (3)	40,000	—

(2)                                  Messrs. James and Raih were paid prorated fees for their services from December 15, 2010 and September 16, 2010, when each respectively joined the Board, through the end of the fiscal year.  Mr. Ergas was paid a prorated fee for his services as a director for the period of the fiscal year during which he was a director.  Mr. Ergas retired from the Board on May 13, 2010.

(3)           Michael K. Branstetter serves as our secretary.

Director and Secretary Compensation Program

The following table describes the payments to be made by us under our director and secretary compensation program.

Director
Annual Retainer	$40,000 total paid quarterly in arrears
Board Meeting Fee	$1,000 paid quarterly in arrears
Audit Committee Chair	$10,000 total paid quarterly in arrears
Other Committee Chairs	$5,000 total paid quarterly in arrears
Board Chair Annual Retainer	$80,000 total paid quarterly in arrears (1)
Committee Meeting Fee	$1,000 paid quarterly in arrears
Sign-on Equity	20,000 shares(2)
Annual Equity	15,000 shares(3)
Resignation Equity	5,000 shares(4)

Secretary
Annual Retainer	$20,000 total paid quarterly in arrears
Annual Equity	5,000 shares(3)

(1)                                  Board Chair annual retainer is paid to the Board Chair in lieu of the annual retainer paid to other directors and is cash only.

(2)                                  Represents the number of full-value, fully vested shares of common stock granted upon election to the Board.

(3)                                  Represents the number of full-value, fully vested shares of common stock granted annually on the first business day after January 1.  New directors receive a pro-rated grant, based upon the time of joining the Board (in addition to the Sign-on Equity award).

(4)                                  Represents the number of full-value, fully vested shares granted upon approval by the Compensation Committee if a director is asked to resign.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is our policy to enter into or ratify related party transactions only when the Board, acting through the Audit Committee, determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and our stockholders.

Our Audit Committee reviews any transaction involving the Company and a related party (1) prior to the entry by the Company into such transaction, (2) at least once a year after the Company’s entry into the transaction, and (3) upon any significant change in the transaction or relationship.  If advance approval of a related party transaction is not feasible, then, pursuant to our recently amended related party transaction policy, the related party transaction is considered at the Audit Committee’s next regularly scheduled meeting, and if the Audit Committee determines it to be appropriate, is ratified.  For these purposes, a “related party transaction” includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K.  In its review of any related party transactions, the Audit Committee will consider all of the relevant facts and circumstances available to the Audit Committee, including (if applicable):  the benefits to the Company; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.

Certain types of transactions are pre-approved in accordance with the terms of our recently amended related party transaction policy.  These include, among other things, transactions in which rates or charges are determined by competitive bids or are fixed by law and certain charitable contributions by the Company.

Hanlong USA and Hui (Steven) Xiao

On December 20, 2010, we entered into a Stockholder Agreement (the “Stockholder Agreement”) with Hanlong USA in connection with a Tranche 1 closing under a Securities Purchase Agreement dated March 4, 2010 (the “Purchase Agreement”) between us and Hanlong USA.  The Stockholder Agreement, among other things, limits Hanlong USA’s future acquisitions of our common stock, and provides for designation of up to two directors to our Board, and places some restrictions on Hanlong’s voting and disposition of our shares.  Additional provisions of the Stockholder Agreement will become operative upon the closing of Tranche 2 under the Purchase Agreement and the occurrence of certain other events.

As a result of the Tranche 1 closing, Hanlong USA is entitled to nominate one director to our Board so long as it maintains at least a 10% fully diluted interest in the Company.  We have agreed to assure that each Hanlong USA nominee is included in the Board’s slate of nominees (for the applicable class of directors) submitted to our stockholders, subject to the Board’s fiduciary obligations and compliance by the nominee with applicable law and our requirements concerning disclosure of information.  Pursuant to the terms of the Stockholder Agreement, Hanlong USA designated Mr. Xiao, as its nominee for appointment to the Board and on February 25, 2011, the Board appointed Mr. Xiao to the Board as a Class III member.

ArcelorMittal and APERAM

Consent and Waiver Agreement.  On April 16, 2010, we entered into a Consent and Waiver Agreement (the “Consent and Waiver Agreement”) with ArcelorMittal, then a beneficial owner of more than 5% of our common stock and one of our off-take partners, whereby ArcelorMittal agreed to waive its anti-dilution rights with respect to the Company’s proposed issuance of stock under the Hanlong USA investment that we announced on March 5, 2010.  Obtaining ArcelorMittal’s consent and waiver was a requirement under the terms of the a bridge loan agreement between us and Hanlong USA.  ArcelorMittal retained anti-dilution rights for future issuances of our common stock.  ArcelorMittal also consented to the issuance of common stock at a price that may be below the market price.  ArcelorMittal was also granted the one-time right to purchase a number of shares that will ensure that ArcelorMittal owns 10% of our outstanding common stock if we issue more than 10.0 million shares of common stock.

Extension of Molybdenum Supply Agreement.  On April 16, 2010, we also entered into an Extension Molybdenum Supply Agreement (the “Extension Agreement”), providing ArcelorMittal with a five-year option to make effective an agreement to purchase from us three million pounds of molybdenum per year for 10 years following the expiration of the current five year, 6.5 million annual pound molybdenum supply agreement.  The additional optional off-take will be priced in alignment with our existing supply agreements.  In order for ArcelorMittal to exercise this option and make the Extension Agreement effective, ArcelorMittal must have beneficial ownership of more than 11,100,000 shares of Company common stock on or prior to April 15, 2015.  ArcelorMittal owned 8,256,699 shares of common stock upon execution of the Extension Agreement.

APERAM Spin-Off.  Based on a Form 3 filed with the SEC on January 28, 2011 by APERAM, on January 25, 2011, the Board of Directors of ArcelorMittal and APERAM each approved the transfer of the assets comprising ArcelorMittal’s stainless and specialty steels business from its carbon steel and mining business (including, we have been informed, ArcelorMittal’s equity interests in us) to APERAM, a separate entity incorporated in the Grand Duchy of Luxembourg.

Coghill Capital and Affiliates

Amended and Restated Warrants.  Coghill Capital and its affiliates, which may be deemed to beneficially own more than 5% of our common stock, provided substantial assistance to us with the signing of the Consent and Waiver Agreement and the Extension Agreement with ArcelorMittal.  In recognition of that support, on April 16, 2010, we amended and restated warrants issued to Coghill Master Qualified Fund and Coghill Special Holdings Fund (collectively, the “Coghill Funds”) to purchase an aggregate of one million shares of our common stock issued in connection with a November 2007 private placement and original molybdenum supply agreement with ArcelorMittal to reduce the price of the warrants from $10.00 per share to $5.00 per share (from an aggregate exercise price of $10.0 million to an aggregate exercise price of $5.0 million).  The amended warrants remain exercisable once we have received financing necessary for the commencement of commercial production at our Mt. Hope project and will expire one year thereafter.  They will also become exercisable in the event of certain corporate reorganizations.

Letter Agreements to Reprice and Exercise Warrants.  On December 21, 2010, we entered into letter agreements to reprice and exercise certain outstanding warrants (the “Letter Agreements”) with the Coghill Funds, each of which may be deemed to beneficially own more than 5% of our common stock, with respect to warrants to purchase up to an aggregate of 4,250,000 shares of our common stock at an exercise price of $3.75 per share.  Pursuant to the Letter Agreements, on January 3, 2011 the Coghill Funds exercised all of such warrants at a reduced exercise price of $3.66 per share, for an aggregate exercise price of approximately $15.6 million (in lieu of the original aggregate exercise price of approximately $15.9 million).  In addition, in accordance with the terms of the Letter Agreements, on January 7, 2011 we filed a prospectus supplement to our Registration Statement on Form S-3 (File No. 333-170389) to enable the Coghill Funds to resell the shares of common stock issued to them pursuant to such Registration Statement.

Robert L. Russell

On October 1, 2007, we entered into a General Release and Settlement Agreement (the “Release Agreement”) with Mr. Robert L. Russell, our former Chief Executive Officer and Chair of the Board, as well as the father of Mr. R. David Russell, a current member of our Board.  Pursuant to the terms of the Release Agreement, Mr. Robert Russell resigned as an employee of the Company and as a member of our Board.  The Release Agreement also provided, among other things, for a general release of any claims by Mr. Robert Russell against the Company and, subject to the terms and conditions of the Release Agreement, for Mr. Robert Russell to receive $1,000,000 on the effective date of the Release Agreement, $750,000 on or about April 1, 2008, and $750,000 on or before October 1, 2008. Mr. Robert Russell has been paid all amounts due under the Release Agreement.

In connection with entering into the Release Agreement, on October 1, 2007, we also entered into a Consulting and Advisory Agreement (the “Consulting Agreement”) with Mr. Robert Russell.  The Consulting Agreement provides, among other things, for Mr. Robert Russell to provide consulting and advisory services (the “Services”) to us for a term of 36 months.  In consideration for the Services to be performed, Mr. Robert Russell received three annual payments of $250,000 and, subject to the terms and conditions of the Consulting Agreement, is eligible for a bonus of $250,000 that is payable within 45 days of the start of construction of the Mt. Hope Project (provided that construction starts on or before June 30, 2012).

Andrew Russell

On January 30, 2007, we entered into an amended and restated employment agreement with Mr. Andrew Russell, a son of former executive officer Mr. Robert L. Russell and the brother of current director Mr. R. David Russell, for services as our Director of Projects and Operations for a term of three years.  On January 1, 2008, we entered into an amendment to the amended and restated employment agreement to provide for annual bonuses to Mr. Andrew Russell to be paid within 45 days following the end of each calendar year (as amended, the “Amended and Restated Employment Agreement”).  Under the Amended and Restated Employment Agreement, Mr. Andrew Russell received a salary of $200,000 per year and was entitled to an annual bonus, payable within 45 days of the each calendar year, of an amount not less than 50% of his base salary.

Pursuant to the terms of the Amended and Restated Employment Agreement, Mr. Andrew Russell also received a stock option to purchase 140,000 shares of our common stock at $2.78 per share, the closing price of our common stock on January 30, 2007, an additional aggregate amount of 90,000 shares of restricted common stock that was set to vest based on certain performance based milestones, and the right to receive additional cash bonuses upon the completion of these same milestones.  The specific milestones, the number of shares of restricted stock that were to vest upon completion of these milestones, as applicable, and the cash bonuses that were to be payable upon completion of these milestones are as follows:  (1) 10,000 shares and $15,000 upon completion of the Company’s Mt. Hope Bankable Feasibility Study; (2) 20,000 shares and $20,000 upon the Company obtaining water rights necessary to operate Mt. Hope Project’s planned facilities; (3) 20,000 shares and $50,000 if the Company receives a favorable Record of Decision for the Mt. Hope Project during the term of the Amended and Restated Employment Agreement; (4) not less than $100,000 if the Company obtains sufficient financing to commence operation of the Mt. Hope Project within the term of the Amended and Restated Employment Agreement; and (5) 40,000 shares and $200,000 if operations commence at the Mt. Hope Project during the term of the Amended and Restated Employment Agreement or six months thereafter.

Mr. Andrew Russell voluntarily left the Company on August 1, 2008.  Pursuant to a Waiver and Release entered into by Mr. Russell and the Company, Mr. Russell received $200,000 in severance pay.  In addition, stock options to purchase 30,000 shares of common stock vested on the effective date of the Waiver and Release; such options expired on the one year anniversary of the date of the Waiver and Release.

On June 26, 2009, the Company and Josephine Mining Corp. (“JMC”), a privately-owned Canadian company whose president is Andrew Russell, entered into an Option to Purchase Agreement for the Company’s Turner Gold property, a multi-metallic property located in Josephine County, Oregon.  The Company acquired the property in 2004.  JMC paid $0.1 million upon entering into the agreement, which allows JMC certain exploratory rights through the option period.  An aggregate of $0.3 million in installment payments were made during December 2010 and January 2011; the final installment payment of $1.6 million is due on or before December 26, 2011.  Each installment payment under the Option to Purchase Agreement is optional, but is non-refundable once made.  If JMC makes all three of the installment payments, ownership of the Turner Gold property will transfer to JMC upon the final payment. The Company has also retained a production royalty of 1.5% of all net smelter returns on future production from the property.

ADDITIONAL STOCKHOLDER INFORMATION

Stockholder Proposals and Recommendations for Director Nominees for the 2012 Annual Meeting

We anticipate that we will hold our 2012 Annual Meeting of Stockholders within 30 days before or after June 16, 2012.  If you wish to submit a proposal for inclusion in our proxy materials to be circulated in connection with our 2011 Annual Meeting of Stockholders, you must send the proposal to the Company at the address below.  The proposal must be received no later than December 31, 2011 to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting.

For stockholder proposals submitted outside of the process described above, the Company’s bylaws require that advance written notice of a stockholder proposal for matters to be brought before an annual stockholders meeting be received by the Company not less than 90 days or more than 120 days before the first anniversary date of the immediately preceding annual stockholders meeting.  Accordingly, notice of stockholders proposals for the 2012 annual meeting must be received by the Company between February 17, 2012 and March 18, 2012.  In addition, among other requirements set forth in the SEC’s proxy rules, you must have continuously held at least $2,000 in market value or 1% of our outstanding stock for at least one year by the date you submit the proposal, and you must continue to own such stock through the date of the meeting.

Stockholder proposals and recommendations for director nominees should be sent to General Moly, Inc. Board of Directors, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, Colorado 80401.

Householding

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof.  Any such request should be directed to General Moly, Inc. Board of Directors, c/o Corporate Secretary, 1726 Cole Blvd., Suite 115 Lakewood, Colorado 80401 or (303) 928-8599.  Upon request, we will promptly deliver a separate copy.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

Annual Report

The Company’s Annual Report on Form 10-K (excluding exhibits) for the year ended December 31, 2010 is being mailed to all stockholders with this proxy statement.  Our Annual Report is part of the proxy solicitation materials for the Annual Meeting.  An additional copy, including exhibits, will be furnished without charge to any stockholder by writing to the Corporate Secretary at the address above.  The Company’s Form 10-K may also be accessed at the Company’s website at www.generalmoly.com, or at SEC’s website at www.sec.gov.

Other Matters

As of the date of this proxy statement, the Board is not aware of any matters that will be presented for action at the Annual Meeting other than those described above.  However, if other matters are properly brought before the Annual Meeting, the proxies will be voted on those matters at the discretion of the proxy holders.

By Order of the Board of Directors,

Bruce D. Hansen
Chief Executive Officer

Lakewood, Colorado

April 29, 2011

REVOCABLE PROXY

GENERAL MOLY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy revokes all prior proxies with respect to the Annual Meeting.  Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.

The undersigned hereby appoints David A. Chaput and Michael K. Branstetter (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote all of the shares of Common Stock of General Moly, Inc. (the “Company”) that the undersigned is entitled to vote at the 2011 Annual Meeting of Stockholders of the Company to be held on June 16, 2011, and any adjournment thereof.  Such shares shall be voted as indicated with respect to the proposals listed on this proxy and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.  Each of the proposed items below are described in the Proxy Statement that accompanies this revocable proxy, and the descriptions herein are qualified in their entirety by the information set forth in the Proxy Statement.

Proposals	The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1, FOR each of Proposals 2 and 4 and for every ONE YEAR on Proposal 3.
1.	Election of four Class I members to the Board of Directors:

	01	Patrick M. James	FOR	AGAINST	ABSTAIN
			☐	☐	☐
	02	Gary A. Loving	FOR	AGAINST	ABSTAIN
			☐	☐	☐
	03	Richard F. Nanna	FOR	AGAINST	ABSTAIN
			☐	☐	☐
	04	Gregory P. Raih	FOR	AGAINST	ABSTAIN
			☐	☐	☐
2.	An advisory vote on executive compensation.		FOR	AGAINST	ABSTAIN
			☐	☐	☐
3.	An advisory vote on the frequency of the executive compensation vote.		1 YEAR ☐	2 YEARS ☐	3 YEARS ☐	ABSTAIN ☐
4.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered accounting firm for the fiscal year ending December 31, 2011.		FOR ☐	AGAINST ☐	ABSTAIN ☐
5.	In their discretion, upon such other matters as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder.  If this proxy is properly executed and returned, but no direction is made, this proxy will be voted by the Proxies FOR each of the nominees for director in Proposal 1, FOR each of Proposals 2 and 4 and every ONE YEAR on Proposal 3.

Please sign exactly as name appears below.  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Please be sure to sign and date this proxy in the spaces below:

Date: , 2011
Stockholder sign above

Date: , 2011
Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

GENERAL MOLY, INC.

Lakewood, Colorado

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY

USING THE ENCLOSED ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.